EXHIBIT 10.3







                                CREDIT AGREEMENT

                                      AMONG

                            HOWELL CRUDE OIL COMPANY,
                                  AS BORROWER,

                             BANK ONE, TEXAS, N.A.,
                            AS AGENT AND AS A LENDER,

                                BANK OF MONTREAL,
                                  AS A LENDER,

                              COMPASS BANK-HOUSTON,
                                  AS A LENDER,

                                       AND

                               DEN NORSKE BANK AS,
                                   AS A LENDER


                           Dated as of March 31, 1995

                                TABLE OF CONTENTS
                                                                Page

ARTICLE I DEFINITIONS AND INTERPRETATION

     1.1  Terms Defined Above                                     1
     1.2  Additional Defined Terms                                1
     1.3  Undefined Financial Accounting Terms                   19
     1.4  References                                             19
     1.5  Articles and Sections                                  19
     1.6  Number and Gender                                      19
     1.7  Incorporation of Exhibits                              20

ARTICLE II     TERMS OF FACILITY

     2.1  Term Loan                                              20
     2.2  Letter of Credit Facility                              20
     2.3  Limitations on Interest Periods                        22
     2.4  Limitation on Types of Loans                           22
     2.5  Use of Loan Proceeds and Letters of Credit             23
     2.6  Interest                                               23
     2.7  Repayment of Loans and Interest                        24
     2.8  General Terms                                          24
     2.9  Time, Place, and Method of Payments                    25
     2.10 Pro Rata Treatment; Adjustments                        25
     2.11 Borrowing Base Determinations                          26
     2.12 Mandatory Prepayments; Cash Collateral                 26
     2.13 Voluntary Prepayments and Conversions of Loans         27
     2.14 Commitment Fee                                         27
     2.15 Facility Fee                                           27
     2.16 Letter of Credit Fee                                   27
     2.17 Agency Fee                                             28
     2.18 Loans to Satisfy Obligations of Borrower               28
     2.19 Security Interest in Accounts; Right of Offset         28
     2.20 General Provisions Relating to Interest                28
     2.21 Obligations Absolute                                   29
     2.22 Yield Protection                                       30
     2.23 Illegality                                             32
     2.24 Taxes                                                  32
     2.25 Replacement Lenders                                    33
     2.26 Regulatory Change                                      34

ARTICLE III    CONDITIONS

     3.1  Conditions Precedent to Loans                          35
     3.2  Conditions Precedent to Issuance of Letters
           of Credit                                             39

ARTICLE IV     REPRESENTATIONS AND WARRANTIES

     4.1  Due Authorization                                      40
     4.2  Corporate Existence                                    40
     4.3  Valid and Binding Obligations                          40
     4.4  Security Instruments                                   40
     4.5  Title to Assets                                        40
     4.6  Scope and Accuracy of Financial Statements             40
     4.7  No Material Misstatements                              41
     4.8  Liabilities, Litigation, and Restrictions              41
     4.9  Authorizations; Consents                               41
     4.10 Compliance with Laws                                   41
     4.11 ERISA                                                  41
     4.12 Environmental Laws                                     42
     4.13 Compliance with Federal Reserve Regulations            42
     4.14 Investment Company Act Compliance                      42
     4.15 Public Utility Holding Company Act Compliance          42
     4.16 Proper Filing of Tax Returns; Payment of Taxes Due     43
     4.17 Intellectual Property                                  43
     4.18 Casualties or Taking of Property                       43
     4.19 Locations of Borrower                                  43
     4.20 Subsidiaries                                           43

ARTICLE V AFFIRMATIVE COVENANTS

     5.1  Maintenance and Access to Records                      43
     5.2  Quarterly Financial Statements; Compliance
           Certificates                                          44
     5.3  Annual Financial Statements; Compliance
           Certificates                                          44
     5.4  Monthly Reports                                        44
     5.5  Title Opinions; Title Defects                          44
     5.6  Notices of Certain Events                              44
     5.7  Additional Information                                 46
     5.8  Compliance with Laws                                   46
     5.9  Payment of Assessments and Charges                     47
     5.10 Maintenance of Corporate Existence and
           Good Standing                                         47
     5.11 Further Assurances                                     47
     5.12 Fees and Expenses                                      47
     5.13 Operation of Pipeline Properties                       48
     5.14 Maintenance and Inspection of Properties               48
     5.15 Maintenance of Insurance                               48
     5.16 Maintenance of Operating Accounts                      48
     5.17 Indemnification                                        48

ARTICLE VI     NEGATIVE COVENANTS

     6.1  Indebtedness                                           50
     6.2  Contingent Obligations                                 50
     6.3  Liens                                                  50
     6.4  Sales of Assets                                        50
     6.5  Loans or Advances                                      51
     6.6  Investments                                            51
     6.7  Dividends and Distributions                            51
     6.8  Issuance of Stock; Changes in Corporate
           Structure                                             51
     6.9  Transactions with Affiliates                           51
     6.10 Lines of Business                                      51
     6.11 Rental or Lease Agreements                             52
     6.12 ERISA Compliance                                       52
     6.13 Tangible Net Worth                                     52
     6.14 Cash Flow Coverage                                     52
     6.15 Futures Contracts                                      52

ARTICLE VII    EVENTS OF DEFAULT

     7.1  Enumeration of Events of Default                       52
     7.2  Remedies                                               55

ARTICLE VIII   THE AGENT

     8.1  Appointment                                            56
     8.2  Delegation of Duties                                   56
     8.3  Exculpatory Provisions                                 56
     8.4  Reliance by Agent                                      57
     8.5  Notice of Default                                      57
     8.6  Non-Reliance on Agent and Other Lenders                57
     8.7  Indemnification                                        58
     8.8  Restitution                                            59
     8.9  Agent in Its Individual Capacity                       59
     8.10 Successor Agent                                        59
     8.11 Applicable Parties                                     60

ARTICLE IX     MISCELLANEOUS

     9.1  Assignments; Participations                            60
     9.2  Survival of Representations, Warranties,
           and Covenants                                         61
     9.3  Notices                                                61
     9.4  Parties in Interest                                    61
     9.5  Rights of Third Parties                                61
     9.6  No Waiver; Rights Cumulative                           62
     9.7  Survival Upon Unenforceability                         62
     9.8  Amendments; Waivers                                    62
     9.9  Controlling Agreement                                  63
     9.10 GOVERNING LAW                                          63
     9.11 JURISDICTION AND VENUE                                 63
     9.12 WAIVER OF RIGHTS TO JURY TRIAL                         63
     9.13 ENTIRE AGREEMENT                                       64
     9.14 Counterparts                                           64



     LIST OF EXHIBITS


Exhibit I      -    Form of Notes
Exhibit II     -    Form of Assignment Agreement
Exhibit III    -    Form of Borrowing Base Report
Exhibit IV     -    Form of Borrowing Request
Exhibit V      -    Commitment Amounts
Exhibit VI     -    Form of Compliance Certificate
Exhibit VII    -    Existing Letters of Credit
Exhibit VIII   -    Notice of Change in Total Debt to Capitalization Ratio
Exhibit IX     -    Form of Opinion of Counsel
Exhibit X      -    Form of Opinion of Local Counsel
Exhibit XI     -    Disclosures

           THIS CEDIT AGREEMENT is made and entered into as of the 31st day of March, 1995, by and among HOWELL CRUDE OIL COMPANY, a Delaware corporation (the "Borrower"), BANK ONE, TEXAS, N.A., a national banking association ("Bank One"), BANK OF MONTREAL, a Canadian chartered bank ("BOM"), COMPASS BANK-HOUSTON, a Texas state chartered banking institution ("Compass"), and DEN NORSKE BANK AS, a Norwegian bank ("DNB;" with each of Bank One, BOM, Compass, DNB, and each other lender that becomes a signatory hereto as provided in Section 9.1, individually, together with its successors and assigns, a "Lender" and, collectively, together with their respective successors and assigns, the "Lenders"), and Bank One, as agent for the Lenders (in such capacity, together with its successors in such capacity pursuant to the terms hereof, the "Agent").


     W I T N E S S E T H:

           In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows, amending and restating in its entirety the Credit Agreement dated as of December 23, 1994, by and between the Borrower and Bank One (as heretofore amended, restated, or supplemented, the "Existing Credit Agreement"):

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

1.1   Terms Defined Above.  As used in this Agreement, the terms "Agent,"  "Bank
One,"   "BOM,"  "Borrower,"  "Compass,"  "DNB,"  "Existing  Credit   Agreement,"
"Lender," and "Lenders" shall have the meaning assigned to them hereinabove.

1.2 Additional Defined Terms. As used in this Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

           "Accounts" shall mean all accounts receivable, book debts, notes, drafts, instruments, documents, acceptances, and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to any Person (including, without limitation, under any trade names, styles, or divisions thereof), whether arising from the sale or lease of goods or the rendition of services or any other transaction (including, without limitation, any such obligation which might be characterized as an account, general intangible, other than contract rights under contracts containing prohibitions against assignment of or the granting of a security interest in the rights of a party thereunder, or chattel paper under the Uniform Commercial Code in effect in any jurisdiction), and all rights of such Person in, to, and under all purchase orders now owned or hereafter received or acquired by it for goods or services, and all rights of such Person to any goods the sale or lease of which gave rise to any of the foregoing (including, without limitation, returned or repossessed goods and rights of unpaid sellers), and all moneys due or to become due to such Person under all contracts for the sale or lease of goods or the performance of services (whether or not earned by performance) or in connection with any other transaction, now in existence or hereafter arising, including, without limitation, all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

           "Additional Costs" shall mean costs which the Agent or any Lender determines are attributable to its obligation to make or its making or maintaining any LIBO Rate Loan or issuing or participating in Letters of Credit, or any reduction in any amount receivable by the Agent or any Lender in respect of any such obligation or any LIBO Rate Loan or Letter of Credit, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Agent or such Lender under this Agreement or any Note in respect of any LIBO Rate Loan or Letter of Credit (other than taxes imposed on the overall net income of the Agent or such Lender or its Applicable Lending Office for any such LIBO Rate Loan by the jurisdiction in which the Agent or such Lender has its principal office or Applicable Lending Office), (b) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirements (other than the Reserve Requirement utilized in the determination of the Adjusted LIBO Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Agent or such Lender (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or the Commitment of the Agent or such Lender, or the London interbank market, or
(c) imposes any other condition affecting this Agreement or any Note or any of such extensions of credit, liabilities, or Commitments.

           "Adjusted LIBO Rate" shall mean, for any Interest Period for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient of (a) the sum of the LIBO Rate for such Interest Period for such Loan plus the Applicable Margin from time to time in effect divided by (b) 1 minus the Reserve Requirement for such Loan for such Interest Period, such rate to be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate exceed the Highest Lawful Rate.

           "Affiliate" shall mean any Person directly or indirectly controlled by, controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any "affiliate" of the Borrower within the meaning of Reg. 240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

           "Agency Fee Letter" shall mean the letter agreement dated as of February 9, 1995, between Bank One and Howell Corporation concerning certain fees in connection with the transactions contemplated hereby, and any agreements or instruments executed in connection therewith, as amended, restated, or supplemented from time to time.

           "Agreement" shall mean this Credit Agreement, as it may be amended, supplemented, or restated from time to time.

           "Allocated Current Federal Income Taxes" shall mean, for any period for any Person, the estimate of federal income taxes allocable to such Person pursuant to Section 1552(a)(1) of the Code for such period.

           "Applicable Lending Office" shall mean, for each Lender and type of Loan, the lending office of such Lender (or an affiliate of such Lender) designated for such type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which its Loans of such type are to be made and maintained.

           "Applicable Margin" shall mean, as to each LIBO Rate Loan and subject to adjustment as provided in Section 2.6, two percent (2%).

            "Assignment   Agreement"   shall  mean  an   Assignment   Agreement,
substantially in the form of Exhibit II, with appropriate insertions.

          "Available L/C Commitment" shall mean, at any time, an amount equal to the remainder, if any, of (a) the lesser of the Maximum L/C Commitment Amount or the Borrowing Base in effect at such time minus (b) the L/C Exposure at such time.

           "Base Rate" shall mean the interest rate announced or published by Bank One from time to time as its general reference rate of interest, which Base Rate shall change upon each change in such announced or published general reference interest rate and which Base Rate may not be the lowest interest rate charged by Bank One.

           "Borrowing Base" shall mean, at any time, an amount equal to 80% of the aggregate amount of all Eligible Accounts at such time.

           "Borrowing Base Report" shall mean a report provided by the Borrower pursuant to Section 5.4, substantially in the form of Exhibit III hereto.

           "Borrowing Request" shall mean each written request, in substantially the form attached hereto as Exhibit IV, by the Borrower to the Agent for a borrowing or conversion pursuant to Section 2.1 or 2.13, each of which shall:

     be signed by a Responsible Officer of the Borrower;

      specify the amount and type of Loan requested or the Loan to be converted and the requested date of such borrowing or conversion (which shall be a Business Day);

      when requesting a Floating Rate Loan, be delivered to the Agent no later than noon, Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing or conversion; and

      when requesting a LIBO Rate Loan, be delivered to the Agent no later than 9:00 a.m., Central Standard or Daylight Savings Time, as the case may be, the second Business Day preceding the requested borrowing or conversion and designate the Interest Period requested with respect to such Loan.

           "Business Day" shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas, and (b) with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.

           "Capitalization" shall mean, at any time, the sum of Total Debt plus Consolidated Shareholders' Equity.

           "Cash Flow" shall mean, for any period for any Person, Net Income (exclusive of any non-cash income) of such Person for such period plus depreciation, amortization, and other non-cash expenses of such Person for such period deducted in the determination of Net Income of such Person for such period.

          "Closing Date" shall mean March 31, 1995.

           "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

           "Collateral" shall mean the Mortgaged Properties, all Accounts, Inventory, and general intangibles of the Borrower and each Pipeline Subsidiary, all capital stock of the Borrower, each Pipeline Subsidiary, and Howell Petroleum Corporation, a Delaware corporation, the Collateral Notes, and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations.

           "Collateral Notes" shall mean the promissory notes from each Pipeline Subsidiary payable to the Borrower evidencing a loan by the Borrower to such Pipeline Subsidiary of a portion of the proceeds of the Term Loan.

           "Commitment Period" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

          "Commitment Termination Date" shall mean June 1, 1996.

           "Commitments" shall mean the several obligations of the Lenders to make and maintain Loans to or for the benefit of the Borrower pursuant to
Section 2.1 and the obligation of the Agent to issue and the Lenders to participate in Letters of Credit pursuant to Section 2.2.

           "Commonly Controlled Entity" shall mean any Person which is under common control with the Borrower or any Guarantor within the meaning of Section 4001 of ERISA.

          "Compliance Certificate" shall mean each certificate, substantially in the form attached hereto as Exhibit VI, executed by a Responsible Officer of the Borrower and Howell Corporation and delivered by the Borrower from time to time in accordance with the terms hereof.

           "Consolidated Shareholders' Equity" shall mean, at any time, all amounts which would, in accordance with GAAP, be included under consolidated common stock and other stockholders' equity of Howell Corporation (including, without limitation, amounts for non-redeemable preferred stock, common stock, capital surplus, and retained earnings and other stockholders' equity so long as not subject to any mandatory redemption).

           "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor,
(b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

           "Credit Accounts" shall mean any "account" as such term is defined in
Section  9.106  of the UCC and any "chattel paper" as such term  is  defined  in
Section 9.105(a)(2) of the UCC, now or hereafter owned by the Borrower, which is classified as a receivable on the balance sheet of the Borrower resulting from the sale of crude oil or condensate.

           "Debt Service" shall mean, for any fiscal quarter, an amount equal to the payments of principal required to be made by the Borrower pursuant to
Section 2.7 (regardless of whether such payments are in fact made and excluding any voluntary or mandatory prepayments) with respect to the Obligations during such quarter.

           "Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

           "Default Rate" shall mean a per annum interest rate equal to the Base Rate plus five percent (5%), such rate to be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate exceed the Highest Lawful Rate.

           "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "Eligible Accounts" shall mean, at a particular date, Credit Accounts:

                (a) which are not outstanding more than 25 days from the end of the preceding month;

               (b) which are not outstanding more than 5 days past the due date expressed in the related invoice;

                (c) which are not owed by an obligor that has taken any of the actions or suffered any of the events of the kind described in Section 7.1(e) or 7.1(f), unless the payment obligations of such obligor in respect of any such Credit Account are supported by a letter of credit the terms of which are satisfactory to the Lender;

                (d) which are bona fide, valid, and legally enforceable obligations of the parties thereto or the account debtor in respect thereof and arise from the actual sale and delivery of goods or the rendition of services in the ordinary course of business to such parties or account debtors;

                 (e) as to which all consents, licenses, approvals, or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected, or given in connection with the execution, delivery, and performance thereof by each party obligated thereunder have been duly obtained, effected, or given, are in full force and effect, and do not subject the scope of such Credit Accounts to any materially adverse limitation, either specific or general in nature;

                (f) as to which neither the Borrower nor (to the best knowledge of the Borrower) any other party to such Credit Account is in default or is likely to become in default in the performance or observance of any of the terms thereof and as to which the Borrower has fully performed all its obligations;

               (g) against which, to the knowledge of the Borrower, no defense, offset, counterclaim, or claim has been asserted and which, to the knowledge of the Borrower, are not subject to any defense, offset, counterclaim, or claim;

                (h) which are solely owned by the Borrower and in which the Borrower has good and marketable title, free and clear of any and all Liens or rights of others, other than Permitted Liens, and which are subject to a valid and continuing first-priority perfected Lien in favor of the Agent pursuant to the Security Instruments, subject only to Permitted Liens;

                (i) as to which no amounts payable under or in connection therewith are evidenced by promissory notes or other instruments except (i) instruments which constitute a part of chattel paper and which have been individually marked to show the Lien created by the Security Instruments, and
(ii) notes or instruments which have been delivered to the Agent;

                (j) as to which no security agreement, financing statement, equivalent security or lien instrument, or continuation statement covering all or any part thereof is on file or of record in any public office, except such as may have been filed in favor of the Agent pursuant to the Security Instruments; and

                (k) which no Lender has otherwise determined in the exercise of its good faith discretion to be unacceptable in accordance with its customary practices for facilities of this nature;

      but excluding (i) such Credit Accounts owed by an obligor to the extent such Credit Accounts of such obligor exceed 25 percent of all Eligible Accounts and (ii) all Credit Accounts owed by an obligor 10 percent of whose Credit Accounts do not meet all of the requirements set forth above in this definition.

           "Environmental Complaint" shall mean any written or oral complaint, order, directive, claim, citation, or notice of violation, investigation, or potential liability by or from any Governmental Authority or any other Person with respect to (a) air emissions of Hazardous Substances, (b) spills, releases, or discharges of Hazardous Substances to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, any Guarantor, or any Affiliate of the Borrower or any Guarantor, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower, any Guarantor, or any Affiliate of the Borrower or any Guarantor or the business conducted thereon.

          "Environmental Laws" shall mean (a) the following federal laws as they may be amended from time to time: the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Hazardous Materials Transportation Act of 1986, the Occupational Safety and Health Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, and the Pipeline Safety Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower, Howell Corporation, or any Affiliate of Howell Corporation is situated, as they may be amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

           "Event of Default" shall mean any of the events specified in Section 7.1.

          "Excess Cash Flow" shall mean, for any fiscal quarter of the Borrower, the greater of (a) the amount by which Cash Flow of the Borrower and the Pipeline Subsidiaries for such quarter minus Debt Service for such quarter exceeds $250,000 or (b) the amount by which Cash Flow of the Pipeline Subsidiaries for such quarter exceeds Debt Service for such quarter.

           "Existing Letters of Credit" shall mean the letters of credit described on Exhibit VII issued by Bank One and outstanding as of the Closing Date.

           "Existing Loan Documents" shall mean the Loan Documents, as such term is defined in the Existing Credit Agreement.

           "Existing Security Instruments" shall mean the Security Instruments, as such term is defined in the Existing Credit Agreement.

           "Facility Fee Letter" shall mean the letter agreement dated as of March 24, 1995, among the Agent, Bank One, BOM, Compass, DNB, and the Borrower concerning certain fees in connection with the transactions contemplated hereby, and any agreements or instruments executed in connection therewith, as amended, restated, or supplemented from time to time.

           "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas, Texas, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

          "Final Maturity" shall mean April 1, 2002.

            "Financial Statements" shall mean statements of the financial condition as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' equity, and cash flows and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Agent and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP (except that separate financial statements of the Borrower not consolidated with Howell Corporation need not contain footnotes or provision for income taxes) consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

           "Floating Rate" shall mean, for any day, an interest rate per annum equal to the greater of (a) the Base Rate for such day or (b) the Federal Funds Rate for such day plus one-half of one percent (1/2%), such rate to be computed, in either case, on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate exceed the Highest Lawful Rate.

           "Floating Rate Loan" shall mean any portion of the Loan Balance which the Borrower has requested bear interest at the Floating Rate, or which pursuant to the terms hereof is otherwise required to bear interest at the Floating Rate.

          "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

          "Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

           "Guarantors" shall mean, collectively Howell Corporation and each of the Pipeline Subsidiaries.

           "Guaranties" shall mean collectively, the Guaranty of each of the Guarantors dated of even date herewith, in favor of Agent, in each case guaranteeing the payment and performance of the Obligations, as each may be ratified, amended, restated, or supplemented from time to time.

           "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

           "Highest Lawful Rate" shall mean, with respect to each Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under laws applicable to such Lender, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

           "Howell Corporation" shall mean Howell Corporation, a Delaware corporation.

           "Howell Texas" shall mean Howell Pipeline Texas, Inc., a Delaware corporation.

           "Howell USA" shall mean Howell Pipeline USA, Inc., a Delaware corporation.

           "Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money and capitalized leases, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such
Lien).

           "Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

            "Insolvent"  or  "Insolvency"  shall  mean,  with  respect  to   any
Multiemployer Plan, that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

           "Intellectual Property" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

           "Interest Period" shall mean, subject to the limitations set forth in
Section 2.3, with respect to any LIBO Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, or, subject to availability, six months thereafter, as the Borrower may request in the Borrowing Request for such Loan.

           "Inventory" shall mean all now owned or hereafter acquired goods and other personal property now or hereafter owned by any Person which are held for sale or lease or are furnished or are to be furnished under contracts of service or which constitute raw materials, work in process, or materials used or consumed in the business of such Person, and all finished goods, including, without limitation, all goods of such Person classified as "inventory" in
Section 9.109(4) of the UCC.

           "Investment" in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security of, or investment or partnership interest in or loan to, such Person.

           "L/C Commitment Amount" shall mean, for each Lender, the amount set forth opposite the name of such Lender on Exhibit V under the caption "Letter of Credit Commitment Amount," as modified from time to time to reflect assignments permitted by Section 9.1 or otherwise pursuant to the terms hereof.

           "L/C Exposure" shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

           "L/C Percentage Share" shall mean, as to each Lender, the percentage that such Lender's L/C Commitment Amount constitutes of the Maximum L/C Commitment Amount.

           "Letter of Credit" shall mean the Existing Letters of Credit and any commercial or standby letter of credit issued for the account of the Borrower pursuant to Section 2.2.

           "Letter of Credit Application" shall mean the standard letter of credit application employed by the Agent, as the issuer of the Letters of Credit, from time to time in connection with letters of credit.

          "Letter of Credit Payment" shall mean any payment made by the Agent on behalf of the Lenders under a Letter of Credit, to the extent that such payment has not been repaid by the Borrower.

           "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the average of the offered quotations appearing on Knight-Ridder Page 62 (or any successor or similar service selected by the Agent and the Borrower) as of approximately 11:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the day two Business Days prior to the first day of such Interest Period for Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan. If neither such Knight-Ridder Page 62 nor any successor or similar service is available, the term "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the rate per annum (rounded upwards if necessary, to the nearest 1/16 of 1%) quoted by the Agent at approximately 11:00 a.m., London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBO Rate Loan for the offering by the Agent to leading banks in the London interbank market of Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan.

           "LIBO Rate Loan" shall mean any portion of the Loan Balance which the Borrower has requested bear interest at the Adjusted LIBO Rate and which is permitted by the terms hereof to bear interest at the Adjusted LIBO Rate.

          "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

          "Limitation Period" shall mean, with respect to any Lender, any period while any amount remains owing on the Note payable to such Lender and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable to such Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

          "Loan" shall mean any loan made by any Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Agent or any Lender under a Letter of Credit.

           "Loan Balance" shall mean, at any time, the outstanding principal balance of the Notes at such time.

           "Loan Documents" shall mean the Existing Loan Documents, this Agreement, the Notes, the Guaranties, the Letter of Credit Applications, the Letters of Credit, the Agency Fee Letter, the Facility Fee Letter, the Related Facilities Agreement, the Security Instruments, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with the Existing Loan Documents, this Agreement, the Notes, the Guaranties, the Letter of Credit Applications, the Letters of Credit, the Agency Fee Letter, the Facility Fee Letter, the Related Facilities Agreement, or the Security Instruments, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

           "Material Adverse Effect" shall mean any adverse effect upon the Collateral or the business of the Borrower, any Guarantor or any Affiliate of any Guarantor which significantly increases the risk that any of the Obligations will not be repaid as and when due.

           "Maximum L/C Commitment Amount" shall mean the sum of the L/C Commitment Amounts of all Lenders.

           "Maximum Term Loan Commitment Amount" shall mean the sum of the Term Loan Commitment Amounts of all Lenders.

          "Mortgaged Properties" shall mean the Pipeline Properties subject to a Liens in favor of and collaterally assigned to the Agent to secure the Obligations.

           "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

           "Net Income" shall mean, for any period for any Person, the consolidated pre-tax net income (or loss) of such Person for such period, determined in accordance with GAAP, reduced by Allocated Current Federal Income Taxes, if any, of such Person for such period.

           "Notes" shall mean, collectively, each of the promissory notes of the Borrower payable to a Lender each in an amount equal to the sum of the L/C Commitment Amount and the Term Loan Commitment Amount of such Lender, in the form attached hereto as Exhibit I, with appropriate insertions, together with all renewals, extensions for any period, increases, and rearrangements thereof.

           "Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Notes, (b) the obligation of the Borrower to provide to or reimburse the Agent, as the issuer of Letters of Credit, or the Lenders, as the case may be, for, amounts payable, paid, or incurred with respect to Letters of Credit, (c) the undrawn, unexpired amount of all outstanding Letters of Credit,
(d) the obligation of the Borrower for the payment of fees and expenses pursuant to the Loan Documents, (e) the obligations of the Guarantors under the Guaranties, and (f) all other obligations and liabilities of the Borrower or the Guarantors to the Agent and the Lenders, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

           "Permitted Liens" shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, and materialmen, and construction or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not past-due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower or the Guarantors to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or the Guarantors or materially detract from the value or use of the Property to which they apply, (g) Liens of record under terms and provisions of the leases, unit agreements, assignments, and other transfer of title documents in the chain of title under which the Borrower or any Guarantor acquired the relevant Property, and (h) Liens created by the Loan Documents and other Liens expressly permitted under the Security Instruments.

           "Person" shall mean an individual, corporation, partnership, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

           "Pipeline Properties" shall mean the Properties to be acquired by the Borrower and/or the Pipeline Subsidiaries from Exxon Pipeline Company pursuant to the Purchase and Sale Agreement.

           "Pipeline Subsidiaries" shall mean, collectively, Howell Texas and Howell USA.

           "Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower, any Guarantor, or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA.

           "Principal Office" shall mean the principal office of the Agent in Houston, Texas, presently located at 910 Travis.

           "Prohibited Transaction" shall have the meaning assigned to such term in Section 4975 of the Code.

           "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

           "Purchase and Sale Agreement" shall mean the Purchase and Sale Agreement dated February 22, 1995, by and between the Borrower and Exxon Pipeline Company, as amended or supplemented from time to time on or prior to the Closing Date.

          "Receivable Report" means a schedule provided by the Borrower pursuant to Section 5.4 and reflecting a detailed listing (showing the names and, if requested by the Agent, addresses of account debtors and amounts owing) and aging (in appropriate columns entitled "Current" and "Past-Due") of the Credit Accounts.

           "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as amended or supplemented from time to time.

           "Regulatory Change" shall mean, with respect to any Lender, the passage, adoption, institution, or modification of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of lenders including such Lender or its Applicable Lending Office.

           "Related Facilities Agreement" shall mean the Agreement dated as of the Closing Date among Howell Petroleum Corporation, the Borrower, Howell Corporation, the Agent, and the Lenders, as amended, restated or supplemented from time to time.

           "Release of Hazardous Substances" shall mean any emission, spill, release, disposal, or discharge, except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance in amounts in excess of the relevant reportable quantity, into or upon (a) the air,
(b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or any Guarantor.

           "Reorganization" shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in Section 4241 of ERISA.

           "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. 2615.

           "Required Lenders" shall mean, at any time when no Loans are outstanding, Lenders whose L/C Percentage Shares total at least seventy percent (70%), and, at any time when any Loans are outstanding, Lenders holding at least seventy percent (70%) of the Loan Balance (without regard to any sale of a participation in any Loan).

           "Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and bylaws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Reserve Requirement" shall mean, for any Interest Period for any LIBO Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in Dallas, Texas, with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D) and any other reserves required by reason of any Regulatory Change to be maintained by such member banks against (a) any category of liabilities which includes deposits by reference to which the LIBO Rate is to be determined as provided herein in the definition of the term "LIBO Rate" or (b) any category of extensions of credit or other assets which include a LIBO Rate Loan.

          "Responsible Officer" shall mean, as to any Person, its President, any Vice President, or its Treasurer.

           "Security Instruments" shall mean the Existing Security Instruments and the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1(b)(vii), and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

           "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

           "Subordinated Debt" shall mean Indebtedness (a) the payment of principal and interest on which is subordinated, upon terms satisfactory to the Agent and the Required Lenders in their sole discretion, to the repayment in full of all Obligations, and (b) for which no payments (other than interest payments) shall be required and no sinking fund or other similar mechanism shall be established prior to the repayment in full of the Obligations and the termination of the Commitments.

           "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

           "Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

           "Tangible Net Worth" shall mean (a) total assets, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP (except for the omission of footnotes and provision for income taxes), exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters' debt discount and expenses, and goodwill minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP (except for the omission of footnotes and provision for income taxes).

           "Term Loan Commitment Amount" shall mean, as to each Lender, the amount set opposite the name of such Lender on Exhibit V under the caption "Term Loan Commitment Amount," as modified from time to time to reflect assignments permitted by Section 9.1 or otherwise pursuant to the terms hereof.

           "Term Loan Percentage Share" shall mean, as to each Lender, the percentage that such Lender's Term Loan Commitment Amount constitutes of the Maximum Term Loan Commitment Amount.

           "Total Debt" shall mean, at any time, the total liabilities of Howell Corporation and all Subsidiaries of Howell Corporation, on a consolidated basis, for borrowed money, capitalized leases, and obligations to the Department of Energy.

           "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

1.4 References. References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.


                                   ARTICLE II

                                TERMS OF FACILITY

2.1 Term Loan. (a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, each Lender severally agrees to make, on the Business Day designated by the Borrower in the initial Borrowing Request but not later than April 28, 1995, a term loan to or for the benefit of the Borrower in the principal amount of the Term Loan Commitment Amount of such Lender. The Commitments of the Lenders to make the Loans shall be terminable by the Borrower by notice to the Agent at any time prior to April 28, 1995; provided, however, all fees accrued pursuant to Section
2.14 shall be paid by the Borrower and such Commitments may not thereafter be reinstated.

      (b) Subject to the terms of this Agreement, at any time prior to Final Maturity, the Borrower may convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period. Each conversion of Loans shall be in an amount at least equal to $500,000. Each conversion of or into a Loan of a different type or, in the case of a LIBO Rate Loan, having a different Interest Period, shall be deemed a separate conversion for purposes of the foregoing, one for each type of Loan or Interest Period. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBO Rate Loans having the same Interest Period shall be at least equal to $1,000,000; and if any LIBO Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Floating Rate
Loan during such period.

     (c) Not later than 3:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on the date specified for the borrowing under this Section, each Lender shall make available an amount equal to its Term Loan Commitment Amount to the Agent, at an account designated by the Agent, in immediately available funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions hereof, be made available to the Borrower in immediately available funds at the Principal Office. All Loans by each Lender shall be maintained at the Applicable Lending Office of such Lender and shall be evidenced by the Note of such Lender.

      (d) The failure of any Lender to make the Loan required to be made by it hereunder shall not relieve any other Lender of its obligation to make the Loan required to be made by it, and no Lender shall be responsible for the failure of any other Lender to make any Loan.

2.2 Letter of Credit Facility. (a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, the Agent, as issuing bank for the Lenders, agrees, during the Commitment Period, to issue, on behalf of the Lenders in their respective L/C Percentage Shares, Letters of
Credit for the account of the Borrower and to renew and extend such Letters of Credit. Letters of Credit shall be issued, renewed, or extended from time to time on any Business Day designated by the Borrower following the receipt in accordance with the terms hereof by the Agent of the written (or oral, confirmed promptly in writing) request by a Responsible Officer of the Borrower therefor and a Letter of Credit Application. Letters of Credit shall be issued in such amounts as the Borrower may request; provided, however, that (i) no Letter of Credit shall have an expiration date which is more than 180 days after the issuance thereof or more than 60 days after the Commitment Termination Date,
(ii) each automatically renewable Letter of Credit shall provide that it may be terminated by the Agent at its then current expiry date by not less than 30 days' written notice by the Agent to the beneficiary of such Letter of Credit, and (iii) the L/C Exposure shall not exceed at any time the lesser of the Maximum L/C Commitment Amount or the Borrowing Base.

      (b) Prior to any Letter of Credit Payment in respect of any Letter of Credit, each Lender shall be deemed to be a participant through the Agent with respect to the relevant Letter of Credit (including, without limitation, the Existing Letters of Credit) in the obligation of the Agent, as the issuer of such Letter of Credit, in an amount equal to the L/C Percentage Share of such Lender of the maximum amount which is or at any time may become available to be drawn thereunder. Upon delivery by such Lender of funds requested pursuant to Section 2.2(c), such Lender shall be treated as having purchased a participating interest in an amount equal to such funds delivered by such Lender to the Agent in the obligation of the Borrower to reimburse the Agent, as the issuer of such Letter of Credit, for any amounts payable, paid, or incurred by the Agent, as the issuer of such Letter of Credit, with respect to such Letter of Credit.

     (c) Each Lender shall be unconditionally and irrevocably liable, without regard to the occurrence of any Default or Event of Default, to the extent of the L/C Percentage Share of such Lender at the time of issuance (or, with respect to the Existing Letters of Credit, on the Closing Date) of each Letter of Credit, to reimburse, on demand, the Agent, as the issuer of such Letter of Credit, for the amount of each Letter of Credit Payment under such Letter of Credit. Each Letter of Credit Payment shall be deemed to be a Floating Rate Loan by each Lender to the extent of funds delivered by such Lender to the Agent with respect to such Letter of Credit Payment and shall to such extent be deemed a Floating Rate Loan under and shall be evidenced by the Note of such Lender and shall be payable by the Borrower upon demand by the Agent.

      (d) EACH LENDER AGREES TO INDEMNIFY THE AGENT, AS THE ISSUER OF EACH LETTER OF CREDIT, AND THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES OF THE AGENT (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITiNG THE OBLIGATION OF THE BORROWER TO DO SO), RATABLY ACCORDING TO THE L/C PERCENTAGE SHARE OF SUCH LENDER AT THE TIME OF ISSUANCE OF SUCH LETTER OF CREDIT, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING, WITHOUT LIMITATION, ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR SUCH LETTER OF CREDIT OR ANY ACTION TAKEN OR OMITTED BY THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES UNDER OR IN CONNECTION
WITH ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS,
SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED,  INCURRED OR  ASSERTED
AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT,  OF  THE
AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER (OTHER THAN THE AGENT AS THE ISSUER OF A LETTER OF CREDIT) SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT AS THE ISSUER OF A LETTER OF CREDIT. THE AGREEMENTS IN THIS SECTION 2.2(d) SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

2.3 Limitations on Interest Periods. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise end after Final Maturity shall end on Final Maturity, and (d) shall have a duration of not less than one month and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Floating Rate Loan during such period.

2.4 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, no more than two separate Loans shall be outstanding at any one time, with, for purposes of this Section, all Floating Rate Loans constituting one Loan, and all LIBO Rate Loans for the same Interest Period constituting one Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:

      (a) the Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the deposits referred to in the definition of "LIBO Rate" in Section 1.2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Agreement; or

      (b) the Agent determines (which determination shall be conclusive, absent manifest error) that the rates of interest referred to in the definition of "LIBO Rate" in Section 1.2 upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined do not accurately reflect the cost to the Lenders of making or maintaining such Loan for such Interest Period, then the Agent shall give the Borrower and the Lenders prompt notice thereof (which notice shall be deemed rebuttably presumptive evidence of the conditions set forth therein); and so long as such condition remains in effect, the Lenders shall be under no obligation to make LIBO Rate Loans or to convert Floating Rate Loans into LIBO Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into a Floating Rate Loan in accordance with
Section 2.13. Before giving such notice pursuant to this Section, the Agent will take such action as the Borrower may request if such action will avoid the need to suspend the obligation of the Lenders to make LIBO Rate Loans hereunder and will not, in the opinion of the Agent, be disadvantageous to the Lenders.

2.5 Use of Loan Proceeds and Letters of Credit. (a) Proceeds of the Loans shall be used solely for the purchase by the Borrower of certain of the Pipeline Properties and to make loans to the Pipeline Subsidiaries for their purchase of the remaining Pipeline Properties.

      (b) Letters of Credit shall be used solely to support crude oil purchases by the Borrower.

2.6 Interest. (a) Subject to the terms of this Agreement (including, without limitation, Section 2.20), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate for each Floating Rate Loan and the Adjusted LIBO Rate for each LIBO Rate Loan. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate and shall be payable upon demand by the Agent at any time as to all or any portion of such interest. In the event that the Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Floating Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Floating Rate Loan) will remain as, or (if not then outstanding) will be made as, a Floating Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

     (b) In the event the ratio of Total Debt to Capitalization as of the end of any fiscal quarter of Howell Corporation is less than or equal to .5 to
1.0, the Borrower and Howell Corporation may give notice, in the form of Exhibit VIII, of such fact to the Agent. On the Business Day following the receipt by the Agent of such notice, the Applicable Margin shall be reduced to one and
one-half percent (1-1/2%).   If, at any time thereafter, the ratio of Total
Debt to Capitalization as of the end of any fiscal quarter of Howell
Corporation is greater than .5 to 1.0, the Borrower and Howell Corporation shall give notice, in the form of Exhibit VIII, of such fact to the Agent. On the Business Day following the receipt by the Agent of such notice, the Applicable Margin shall be increased to two percent (2%) and thereafter shall not be subject to reduction as provided in the first sentence of this subsection until the ratio of Total Debt to Capitalization shall have been less than or equal to .5 to 1.0 for two successive fiscal quarters.

2.7 Repayment of Loans and Interest. (a) Accrued and unpaid interest on each outstanding Floating Rate Loan shall be due and payable monthly commencing on the first day of May, 1995, and continuing on the first day of each calendar month thereafter while any Floating Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the last day of the Interest Period for such LIBO Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third calendar month following the commencement of such Interest Period corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan.

      (b) The Loan Balance shall be due and payable in quarterly installments commencing on the first day of July, 1995, and continuing thereafter on the first day of each third calendar month until Final Maturity. Such installments shall be in the amount of the lesser of the Loan Balance or One Million Four Hundred Thirty-Seven Thousand Five Hundred Dollars ($1,437,500). The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity.

      (c) At the time of making each payment hereunder or under the Notes, the Borrower shall specify to the Agent the Loans or other amounts payable by the
Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment as it may elect in its discretion and in accordance with the terms hereof.

2.8 General Terms. (a) The outstanding principal balance of the Note of each Lender reflected in the records of such Lender shall be deemed rebuttably presumptive evidence of the principal amount owing on such Note. The liability for payment of principal and interest evidenced by each Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

     (b)  Unless the Agent shall have been notified by a Lender or the
Borrower prior to the date on which either of them is scheduled to make payment to the Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Borrower) a payment to the Agent for account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that such Lender or the Borrower, as the case may be, does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and, in reliance upon such assumption, may (but shall not be required to) make the amount thereof
available to the intended recipient on such date.   If
such Lender or the Borrower, as the case may be, has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent for its account the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to, in the case of a Lender as recipient, the Federal Funds Rate or, in the case of the Borrower as recipient, the Floating Rate.

2.9 Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the Notes shall be made without set-off or counterclaim in Dollars and in immediately available funds. All payments by the Borrower shall be deemed received on the next Business Day following receipt if such receipt is after 5:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made to the Agent at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

2.10 Pro Rata Treatment; Adjustments. (a) Except to the extent otherwise expressly provided herein, (i) the borrowing made pursuant to this Agreement shall be from the Lenders pro rata in accordance with their respective Term Loan Percentage Shares, (ii) each payment by the Borrower of fees shall be made for the account of the Lenders pro rata in accordance with their respective Term Loan Percentage Shares, (iii) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the Loan Balance, and (iv) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders.

      (b) The Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received.
In the event that any payments made hereunder by the Borrower at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (a) first, to fees and expenses due pursuant to the terms of this Agreement or any other Loan Document,
(b) second, to accrued interest, (c) third, to the Loan Balance, and
(d) last, to any other Obligations.

      (c) If any Lender (for purposes of this Section, a "benefitted Lender") shall at any time receive any payment of all or part of its portion of the Obligations, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Sections 7.1(e) or 7.1(f), or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such benefitted Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders or shall provide such other Lenders with the benefits of any such Collateral or the proceeds thereof as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds with each of the Lenders according to the terms hereof. If all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest. The Borrower agrees that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker's lien, counterclaim, cross-action or otherwise, any funds of the Borrower to be applied to the Obligations, or receives any proceeds by realization on or with respect to any Collateral, all such funds and proceeds shall be immediately forwarded to the Agent for distribution in accordance with the terms of this Agreement.

2.11 Borrowing Base Determinations. (a) The Borrowing Base as of the Closing Date is acknowledged by the Borrower and the Lenders to be $16,326,546.80.

      (b) The Borrowing Base shall be redetermined monthly upon receipt by the Lenders of each Borrowing Base Report and Receivable Report required pursuant to
Section 5.4 and shall be the amount set forth as the Borrowing Base in such Borrowing Base Report unless any Lender advises the Agent and the Borrower that such Lender does not agree with the amount set forth as the Borrowing Base in such Borrowing Base Report. In such event, the Borrowing Base in effect prior to the receipt of such Borrowing Base Report shall be in effect until the
Lenders shall have redetermined the Borrowing Base and advised the Borrower thereof. Notwithstanding the foregoing, at the request of any Lender, the Lenders may at their discretion redetermine the Borrowing Base at any time and from time to time.

      (c) The Borrowing Base shall represent the determination by the Lenders, in accordance with the applicable definitions and provisions herein contained and their customary lending practices for loans of this nature, of the value, for loan purposes, of the Eligible Accounts. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lenders.

2.12 Mandatory Prepayments; Cash Collateral. (a) In addition to the payments on the Notes required pursuant to Section 2.7, beginning with the delivery of Financial Statements for the fiscal quarter ending March 31, 1996, on each date on which Financial Statements are required to be delivered to the Agent and the Lenders pursuant to Sections 5.2 and 5.3 (or on the date such Financial Statements are delivered, if earlier), the Borrower shall pay an amount equal to 60% of Excess Cash Flow for the previous fiscal quarter for application as a prepayment on the Notes.

      (b) If at any time the L/C Exposure exceeds the lesser of the Maximum L/C Commitment Amount or the Borrowing Base then in effect, the Borrower shall, within two days of notice from the Agent of such occurrence, deposit with the Agent, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the lesser of the Maximum L/C Commitment Amount or the Borrowing Base. The cash deposited with the Agent in satisfaction of the requirement provided in this Section may be invested, at the sole discretion of the Agent and then only at the express direction of the Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through Bank One.

2.13 Voluntary Prepayments and Conversions of Loans. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) the Borrower shall give the Agent notice of each such prepayment or conversion of all or any portion of a LIBO Rate Loan no less than two Business Days prior to prepayment or conversion, (b) any LIBO Rate Loan may be prepaid or converted only on the last day of an Interest Period for such Loan, (c) the Borrower shall pay all accrued and unpaid interest on the amounts of LIBO Rate Loans prepaid or converted, and (d) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation.

2.14 Commitment Fee. (a) To compensate the Lenders for maintaining funds available, the Borrower shall pay to the Agent for the account of the Lenders a fee in the amount of three-eighths of one percent (3/8%) per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), of the Maximum Term Loan Commitment Amount for the period beginning April 1, 1995, and ending on the earliest of the date the Loans are made, April 30, 1995, or the date on which the Borrower gives notice to the Agent that the Borrower wishes to terminate the Commitments to make Loans. Such accrued commitment fees shall be payable on the date of funding of the Loans pursuant to Section 2.1, April 30, 1995, or the date of such notice of termination by the Borrower, as the case may be.

      (b) The Borrower shall pay to the Agent for the account of the Lenders in accordance with their respective L/C Percentage Shares a letter of credit commitment fee in the amount of one-fourth of one percent (1/4%) per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available L/C Commitment. Accrued letter of credit commitment fees shall be payable on the first day of July, 1995, the first day of each third calendar month thereafter during the Commitment Period (or within five days following the notice from the Agent of the amount of such fee owing, if later), and on the Commitment Termination Date.

2.15 Facility Fee. To compensate the Lenders for the extension of credit hereunder, the Borrower shall pay to the Agent for the account of the Lenders on the Closing Date a facility fee in accordance with the terms of the Facility Fee Letter.

2.16 Letter of Credit Fee. The Borrower shall pay to the Agent for the account of the Lenders in accordance with their respective L/C Percentage Shares, on the date of issuance or renewal of each Letter of Credit, an issuing fee equal to the greater of $500 or one percent (1%) per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued or renewed. The Borrower also agrees to pay on demand to the Agent for its own account as the issuer of the Letters of Credit its customary letter of credit transactional fees and expenses, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

2.17 Agency Fee. The Borrower shall pay to the Agent for its own account all fees owing or which may become owing under the Agency Fee Letter as provided therein.

2.18 Loans to Satisfy Obligations of Borrower. The Lenders may, but shall not be obligated to, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or covenant of the Borrower or any Guarantor contained in this Agreement or any other Loan Document. Such Loans shall be evidenced by the Notes, shall be made as a Floating Rate Loan, and shall be payable upon demand. The Agent agrees to notify the Borrower of any such Loan; provided, however, the failure of the Agent or any Lender to do so shall not subject the Agent or any Lender to any liability and shall not relieve the Borrower from liability for any Obligation.

2.19 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Agent and each Lender and grants to the Agent and each Lender a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Agent or such Lender, with such interest of the Agent and the Lenders to be retransferred, reassigned, and/or released, as the case may be, at the reasonable expense of the Borrower upon payment in full and complete performance of all Obligations and the termination of the Commitments. All remedies as secured party or assignee of such funds shall be exercisable by the Agent and the Lenders with the verbal consent (confirmed promptly in writing) of the Required Lenders upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Agent and each Lender the right, exercisable at such time as any Event of Default shall occur, of offset or banker's lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Agent or such Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

2.20 General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with all applicable usury laws. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Article 5069-1.04, Vernon's Texas Civil Statutes, as amended, the Borrower agrees that the Highest Lawful Rate shall be the "indicated (weekly) rate ceiling" as defined in such Article, provided that the Agent and the Lenders may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws, if greater.

     (b) Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Agent and each Lender
(i) the amount of interest in excess of that accruing at the Highest Lawful Rate that such Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Agent and such Lender but for the effect of such Limitation Period.

     (c) If, under any circumstances, the aggregate amounts paid on the Notes or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest
Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws, the result of mathematical error on the part of the Borrower, the Agent, and the Lenders; and the party receiving such excess shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by such party or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lenders or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Agent and the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

      (d) All sums paid, or agreed to be paid, to the Agent and the Lenders for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

2.21 Obligations Absolute. Subject to the further provisions of this Section, the Obligations of the Borrower under this Article shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim, or defense to payment or performance which the Borrower may have or have had against the Agent, any Lender, or any beneficiary of any Letter of Credit. The Borrower agrees that none of the Agent or the Lenders shall be responsible for, nor shall the Obligations be affected by, among other things,
(a) the validity or genuineness of documents or any endorsements thereon presented in connection with any Letter of Credit, even if such documents shall in fact prove to be in any and all respects invalid, fraudulent or forged, AND EVEN IF DUE TO THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT OR ANY LENDER, so long as the Agent, as the issuer of such Letter of Credit, has no actual knowledge of any such invalidity, lack of genuineness, fraud, or forgery prior to the presentment for payment of a corresponding Letter of Credit or any draft thereunder; provided, however, with respect to the preceding matters in this Section, the Agent, as the issuer of the Letters of Credit, agrees to exercise ordinary care in examining each document required to be presented pursuant to each Letter of Credit to ascertain that each such document appears on its face to comply with the terms thereof, or (b) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which any Letter of Credit may be transferred, or any claims whatsoever of the Borrower against any beneficiary of any Letter of Credit or any such transferee, EVEN IF DUE TO THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT OR ANY LENDER; provided, in all respects, that the Agent, as the issuer of Letters of Credit, shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or punitive, damages suffered by the Borrower as a result of the willful misconduct or gross negligence of the Agent as the issuer of Letters of Credit in determining whether documents presented under a Letter of Credit complied with the terms of such Letter of Credit that resulted in either a wrongful payment under such Letter of Credit or a wrongful dishonor of a claim or draft properly presented under such Letter of Credit. In the absence of gross negligence or willful misconduct by the Agent as the issuer of Letters of Credit, the Agent shall not be liable for any error, omission, interruption or delay, EVEN IF DUE TO THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT, in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Agent, the Lenders, and the Borrower agree that any action taken or omitted by the Agent, as issuer of any Letter of Credit, under or in connection with any Letter of Credit or the related drafts or documents, EVEN IF DUE TO THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT OR ANY LENDER, if done in the absence of gross negligence or willful misconduct, shall be binding as among the Agent, as issuer of such Letter of Credit or otherwise, the Lenders, and the Borrower and shall not put the Agent, as issuer of such Letter of Credit or otherwise, or any Lender under any liability to the Borrower.

2.22 Yield Protection. (a) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Agent and each Lender from time to time such amounts as the Agent or such Lender may determine are necessary to compensate it for any Additional Costs incurred by the Agent or such Lender.

      (b) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to each Lender from time to time on request such amounts as such Lender may determine are necessary to compensate such Lender for any costs attributable to the maintenance by such Lender (or any Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of its Commitment, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office) to a level below that which such Lender (or any Applicable Lending Office) could have achieved but for such Regulatory Change.

      (c) Without limiting the effect of the other provisions of this Section (but without duplication), in the event that any Requirement of Law or Regulatory Change or the compliance by the Agent or any Lender therewith shall
(i) impose, modify, or hold applicable any reserve, special deposit, or similar requirement against any Letter of Credit or obligation to issue Letters of Credit, or (ii) impose upon the Agent or such Lender any other condition regarding any Letter of Credit or obligation to issue Letters of Credit, and the result of any such event shall be to increase the cost to the Agent or such Lender of issuing or maintaining any Letter of Credit or obligation to issue Letters of Credit or any liability with respect to Letter of Credit Payments, or to reduce any amount receivable in connection therewith, then upon demand by the Agent or such Lender, as the case may be, the Borrower shall pay to the Agent or such Lender,from time to time as specified by the Agent or such Lender, additional amounts which shall be sufficient to compensate the Agent or such Lender for such increased cost or reduced amount receivable.

      (d) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Agent and each Lender such amounts as shall be sufficient in the reasonable opinion of the Agent and such Lender to compensate them for any loss, cost, or expense incurred by and as a result of:

           (i) any payment, prepayment, or conversion by the Borrower of a LIBO Rate Loan on a date other than the last day of an Interest Period for such Loan; or

          (ii) any failure by the Borrower to borrow a LIBO Rate Loan or to convert a Floating Rate Loan into a LIBO Rate Loan on the date for such borrowing or conversion specified in the relevant Borrowing Request;

such compensation to include, without limitation, with respect to any LIBO Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed or converted for the period from the date of such payment, prepayment, conversion, or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date of such failure to borrow or convert) at the applicable rate of interest for such Loan provided for herein over (B) the interest component of the amount the Agent or such Lender would have bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period, as reasonably determined by the Agent or such Lender.

      (e) The Agent or such Lender shall determine for purposes of this Section the effect of any Regulatory Change on capital maintained, its costs or rate of return, maintaining Loans, issuing Letters of Credit, its obligation to make Loans and issue Letters of Credit, or on amounts receivable by it in respect of Loans, Letters of Credit, or such obligations, and the additional amounts required to compensate the Agent or such Lender under this Section and shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event. The statements set forth therein shall be deemed rebuttably presumptive evidence of such amount. The Agent or the relevant Lender shall notify the Borrower, as promptly as practicable after the Agent or such Lender obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Agent or such Lender to compensation pursuant to this Section. If any Lender requests compensation from the Borrower under this Section, the Borrower may, by notice to the Agent and such Lender, require that the Loans by the Lender of the type with respect to which such compensation is requested be converted into Floating Rate Loans in accordance with Section 2.13. Any compensation requested by the Agent or any Lender pursuant to this Section shall be due and payable to the Agent or such Lender within five days of delivery of any such notice to the Borrower.

      (f) The Agent and the Lenders agree not to request, and the Borrower shall not be obligated to pay, any Additional Costs or other sums payable pursuant to this Section unless similar additional costs and other sums payable are also generally assessed by the Agent or such Lender against other customers similarly situated where such customers are subject to documents providing for such assessment.

2.23 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to (a) honor its obligation to make LIBO Rate Loans, or (b) maintain LIBO Rate Loans, then such Lender shall promptly notify the Agent and the Borrower thereof. The obligation of such Lender to make LIBO Rate Loans and to convert Floating Rate Loans into LIBO Rate Loans shall then be suspended until such time as such Lender may again make and maintain LIBO Rate Loans, and the outstanding LIBO Rate Loans of such Lender shall be converted into Floating Rate Loans in accordance with Section 2.13. Before giving such notice pursuant to this Section, such Lender will take such action as the Borrower may request if such action will avoid the need to suspend the obligation of such Lender to make LIBO Rate Loans and will not, in the opinion of such Lender, be disadvantageous to such Lender.

2.24 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority on the basis of any change after the date hereof in any applicable treaty, law, rule, guideline or regulations or in the interpretation or administration thereof, excluding, in the case of the Agent and each Lender, net income and franchise taxes imposed on the Agent or such Lender by the jurisdiction under the laws of which the Agent or such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender's lending office is located or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any other Loan Document, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. The Agent or the relevant Lender shall, as promptly as practicable after becoming aware of any Taxes, notify the Borrower thereof; and notwithstanding the foregoing, unless such Taxes are made retroactive, the Borrower shall not be obligated for the payment of any Taxes to the extent such Taxes accrued more than 150 days prior to the earlier of the date of such notice or the date on which the Borrower otherwise became aware that such Taxes were to be imposed. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of all Obligations.

     (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that, prior to the first date on which any payment is due to it hereunder, it will, to the extent it may lawfully do so, deliver to the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Note payable to it, without deduction or withholding of any United States federal income taxes. At the written request of the Borrower, each Lender which delivers to the Borrower and the Agent a Form 1001 or 4224 pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of such Form 1001 or 4224, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying in the case of Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case, an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

2.25 Replacement Lenders. (a) If any Lender has notified the Borrower of its incurring additional costs under Section 2.22 or that, pursuant to Section 2.23 or 2.26, its obligation to make or maintain LIBO Rate Loans is to be suspended, or has required the Borrower to make payments for Taxes under Section 2.24, the Borrower may, unless such Lender has notified the Borrower that the circumstances giving rise to such notice no longer apply, terminate, in whole but not in part, the Commitment of any Lender (other than the Agent) (the "Terminated Lender") at any time upon five Business Days' prior written notice to the Terminated Lender and the Agent (such notice referred to herein as a "Notice of Termination").

     (b) In order to effect the termination of the Commitment of the Terminated Lender, the Borrower shall (i) with the consent of Lenders holding at least seventy percent (70%) of the Loan Balance, without regard to any sale of a participation in any Loan and exclusive of the portion of the Loan Balance outstanding to the Terminated Lender, pay to the Agent for the account of the Terminated Lender only, all amounts owing to such Terminated Lender under the Loan Documents, or (ii) obtain an agreement with one or more Lenders to increase their Commitments and/or request any one or more other banking institutions to become a "Lender" in place and instead of such Terminated Lender and agree to accept a Commitment; provided, however, that such other banking institutions are reasonably acceptable to the Agent and become parties by executing an Assignment Agreement (the Lenders or other banking institutions that agree to accept in whole or in part the Commitment of the Terminated Lender being referred to herein as the "Replacement Lenders"), such that the aggregate increased and/or accepted L/C Commitment Amounts and Term Loan Commitment Amounts of the Replacement Lenders equal the L/C Commitment Amount and Term Loan Commitment Amount, respectively, of the Terminated Lender.

      (c) The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the "Termination Date"), the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Commitment, and, if there will be more than one Replacement Lender, the portion of the Terminated Lender's Commitment to be assigned to each Replacement Lender.

      (d) On the Termination Date, (i) the Terminated Lender shall by execution and delivery of an Assignment Agreement assign its Commitment to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender's Commitment to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders its Loan (if any) then outstanding pro rata as aforesaid), (ii) the Terminated Lender shall endorse its Note, payable without recourse, representation or warranty to the order of the Replacement Lender or Replacement Lenders (pro rata as aforesaid),
(iii) the Replacement Lender or Replacement Lenders shall purchase the Note held by the Terminated Lender (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and fees accrued and unpaid to the Termination Date, and (iv) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 9.1(b), and the Terminated Lender will have the rights and benefits of an assignor under Section 9.1(b). To the extent not in conflict, the terms of Section 9.1(b) shall supplement the provisions of this Section.

2.26 Regulatory Change. In the event that by reason of any Regulatory Change or any other circumstance arising after the Closing Date affecting any Lender, such Lender (a) incurs Additional Costs (other than those incurred as a result of an increase in the Reserve Requirement) based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on any LIBO Rate Loan is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes any LIBO Rate Loan, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of such Lender with notice to the Agent and the Borrower, the obligation of such Lender to make LIBO Rate Loans and to convert Floating Rate Loans into LIBO Rate Loans shall be suspended until such time as such Regulatory Change or other circumstance ceases to be in effect, and all such outstanding LIBO Rate Loans shall be converted into Floating Rate Loans in accordance with Section 2.13.


                                   ARTICLE III

                                   CONDITIONS

3.1 Conditions Precedent to Loans. The Lenders shall have no obligation to make the Loans unless and until the following conditions precedent have been satisfied:

      (a) all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the review by the Agent or its counsel of the title of the Borrower and/or the Pipeline Subsidiaries to their respective Mortgaged Properties, shall be satisfactory to the Agent;

     (b) the Agent shall have received, reviewed, and approved multiple counterparts as requested by the Agent, of the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrower or the Guarantors, as the case may be, all in form and substance satisfactory to the Agent and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Agent:

          (i)  this Agreement;

         (ii)  the Guaranties;

        (iii)  the Notes;

         (iv) copies of the Articles of Incorporation or Certificate of Incorporation and all amendments thereto and the bylaws and all amendments thereto of the Borrower and each Guarantor, accompanied by a certificate issued by the secretary or an assistant secretary of the Borrower or such Guarantor, as the case may be, to the effect that each such copy is correct and complete;

          (v) certificates of incumbency and signatures of all officers of the Borrower and each Guarantor who are authorized to execute Loan Documents on behalf of such entities, each such certificate being executed by the secretary or an assistant secretary of the Borrower or such Guarantor, as the case may be;

        (vi) copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the boards of directors of the Borrower and each Guarantor, accompanied by certificates of the secretary or an assistant secretary of the Borrower or such Guarantor, as the case may be, to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of the Borrower or such Guarantor, as the case may be, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

       (vii) the following Security Instruments ratifying, amending, and/or restating the Existing Security Instruments, creating, evidencing, perfecting, and otherwise establishing Liens in favor of the Agent in and to the Collateral:

            (A) Mortgage, Deed of Trust, Indenture, Security Agreement, and Financing Statement from each Pipeline Subsidiary in favor of the Borrower covering the portions of the Pipeline Properties of such Pipeline Subsidiary and all improvements, personal property, and fixtures related thereto;

            (B) Financing Statements from each Pipeline Subsidiary, as debtor, constituent to the instruments described in (A) above;

            (C) Security Agreement from each of the Pipeline Subsidiaries in favor of the Borrower covering all Accounts, Inventory, and general intangibles of such entity, together with Financing Statements constituent thereto;

            (D) Collateral Assignment of Notes and Liens from the Borrower, accompanied by the Collateral Notes endorsed payable to the Agent;

            (E) Mortgage, Deed of Trust, Indenture, Security Agreement, and Financing Statement from the Borrower and each Pipeline Subsidiary in favor of the Agent covering the portions of the Pipeline Properties of the Borrower or such Pipeline Subsidiary, as the case may be, and all improvements, personal property, and fixtures related thereto;

            (F) Financing Statements from the Borrower and each Pipeline Subsidiary, as debtor, constituent to the instruments described in (E) above;

            (G) Security Agreement from each of the Borrower and the Pipeline Subsidiaries in favor of the Agent covering all Accounts, Inventory, and general intangibles of such entity, together with Financing Statements constituent thereto;

            (H) Security Agreement (Stock Pledge) from the Borrower covering 100% of the stock of each Pipeline Subsidiary, accompanied by stock certificates evidencing such stock and stock powers endorsed in blank; and

            (I) Security Agreement (Stock Pledge) from Howell Corporation covering 100% of the stock of the Borrower, accompanied by stock certificates evidencing such stock and stock powers endorsed in blank;

     (vii) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or
qualification and good   standing  of  the  Borrower  and  each  Guarantor  in
their   respective jurisdictions of incorporation and in any other jurisdictions where any of  them does business;

     (viii) results of searches of the UCC Records of the Secretary of State of the States of Alabama, Florida, Louisiana, Mississippi, and Texas from a source acceptable to the Agent and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of Bank One or the Agent;

      (ix) a copy of the Purchase and Sale Agreement, all assignments and conveyance instruments executed in connection therewith, and all other contracts and other agreements relating to the Pipeline Properties requested by the Agent or any Lender;

      (x) the opinion of Bracewell & Patterson, L.L.P., counsel to the Borrower and the Guarantors, in the form attached hereto as Exhibit IX, with such changes thereto as may be approved by the Agent;

      (xi) the opinion of special counsel to the Agent and the Lenders in each of the states of Alabama, Florida, Louisiana, and Mississippi, in the form attached hereto as Exhibit X, with such changes thereto as may be approved by the Agent;

     (xii) Notice of Final Agreement executed by the Borrower and each Guarantor;

     (xiii) audited consolidated and unaudited consolidating Financial Statements of Howell Corporation as of December 31, 1994;

      (xiv)  a Borrowing Request;

       (xv)  the Related Facilities Agreement; and

      (xvi) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Agent or any Lender may reasonably request;

     (c) the consummation, simultaneously therewith, of the purchase of the Pipeline Properties by the Borrower and the Pipeline Subsidiaries upon terms reasonably satisfactory to the Agent and the Lenders;

      (d) the Borrower shall have received an advance from Howell Corporation in the amount of $10,000,000 or more, and the Borrower shall have made
capital contributions   totalling  $10,000,000  to  the  Pipeline  Subsidiaries,
such contributions to be made ratably in accordance with the purchase price of Pipeline Properties acquired by each Pipeline Subsidiary;

      (e) no Default or Event of Default shall exist or will occur as a result of the making of the requested Loan;

      (f) no event shall have occurred which, in the reasonable opinion of the Lenders, could have a Material Adverse Effect;

      (g) each of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan;

      (h) the Guaranties and all of the Security Instruments shall be in full force and effect and provide to the Lenders the security intended thereby;

      (i) the Borrower and each Guarantor shall hold full legal title to the Collateral pledged by such entity and be the sole beneficial owner thereof;

      (j) the Agent and each Lender shall have received the payment of all fees payable by the Borrower hereunder and the Agent shall have received reimbursement from the Borrower, or special legal counsel for the Agent shall have received payment from the Borrower, for (i) all reasonable fees and expenses of counsel to the Agent for which the Borrower is responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented as of or prior to the date of such Loan, and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of such Loan;

      (k) the Agent and the Lenders shall have completed their due diligence review of the environmental condition of the Pipeline Properties and the results thereof shall be satisfactory to the Agent and the Lenders in their sole discretion; and

      (l) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Agent and each Lender.

3.2 Conditions Precedent to Issuance of Letters of Credit. The obligation of the Agent, as the issuer of the Letters of Credit, to issue, renew, or extend any Letter of Credit is subject to the satisfaction of the following additional conditions precedent:

      (a) the Borrower shall have delivered to the Agent a written (or oral, confirmed promptly in writing) request for the issuance, renewal, or extension of a Letter of Credit at least two Business Days prior to the requested issuance, renewal, or extension date and a Letter of Credit Application at least two Business Days prior to the requested issuance date; and each statement or certification made in such Letter of Credit Application shall be true and correct in all material respects on the requested date for the issuance of such Letter of Credit;

     (b) no Default or Event of Default shall exist or will occur as a result of the issuance, renewal, or extension of such Letter of Credit; and

     (c) the terms, provisions, and beneficiary of the Letter of Credit or such renewal or extension shall be satisfactory to the Agent, as the issuer of the Letters of Credit, in its sole discretion.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

           To induce the Agent and the Lenders to enter into this Agreement and to extend credit to the Borrower, the Borrower represents and warrants to the Agent and each Lender (which representations and warranties shall survive the delivery of the Notes) that:

4.1 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Notes and the other Loan Documents, the repayment of the Notes and interest and fees provided for in the Notes and this Agreement, and the performance of all obligations of the Borrower under the Loan Documents are within the power of the Borrower, have been duly authorized by all necessary corporate action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower other than as contemplated by the Loan Documents.

4.2 Corporate Existence. The Borrower is a corporation duly organized, legally existing, and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

4.3 Valid and Binding Obligations. All Loan Documents to which the Borrower is a party, when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

4.4 Security Instruments. The provisions of each Security Instrument executed by the Borrower are effective to create in favor of the Agent, a legal, valid, and enforceable Lien in all right, title, and interest of the Borrower in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title, and interest of the Borrower in the Collateral described therein.

4.5 Title to Assets. The Borrower has good and indefeasible title to all of its Properties, free and clear of all Liens except Permitted Liens.

4.6 Scope and Accuracy of Financial Statements. The Financial Statements of the Borrower as of September 30, 1994, present fairly the financial position and results of operations and cash flows of the Borrower in accordance with GAAP (except for the omission of footnotes and provision for income taxes) as at the relevant point in time or for the period indicated, as applicable, subject to normal year-end audit adjustments. No event or circumstance has occurred since September 30, 1994, which could reasonably be expected to have a Material Adverse Effect.

4.7 No Material Misstatements. No information, exhibit, statement, or report furnished to the Agent or any Lender by or at the direction of the Borrower in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made in light of the circumstances in which they were made.

4.8 Liabilities, Litigation, and Restrictions. Other than as disclosed in the Financial Statements provided to the Lenders on or before the Closing Date, the Borrower has no liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral. Except as disclosed in writing to the Lenders on the Closing Date, no litigation or other action of any nature affecting the Borrower in which the amount in controversy exceeds $100,000 is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the ownership and operation of the Collateral other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower, the effect of which could reasonably be expected to have a Material Adverse Effect.

4.9 Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower of the Loan Documents or any instrument contemplated hereby, the repayment by the Borrower of the Notes and interest and fees provided in the Notes and the other Loan Documents, or the performance by the Borrower of the Obligations.

4.10 Compliance with Laws. The Borrower and its Property are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.

4.11 ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the best knowledge of the Borrower, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on the assumptions used to fund such
Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the best knowledge of the Borrower, no such Insolvency or Reorganization is reasonably likely to occur. The Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Borrower and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.

4.12 Environmental Laws. (a) No Property of the Borrower or either Pipeline Subsidiary is currently on or has ever been on, or, to the knowledge of the Borrower, is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites.

      (b) To the knowledge of the Borrower, no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower or either Pipeline Subsidiary at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site.

      (c) No Release of Hazardous Substances by the Borrower or either Pipeline Subsidiary or from, affecting, or related to any Property of the Borrower or either Pipeline Subsidiary or, to the knowledge of the Borrower, adjacent to any Property of the Borrower or either Pipeline Subsidiary has occurred which could reasonably be expected to have a Material Adverse Effect.

     (d) No Environmental Complaint has been received by the Borrower or either Pipeline Subsidiary which has not been satisfactorily resolved.

4.13 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U, or X.

4.14 Investment Company Act Compliance. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4.15 Public Utility Holding Company Act Compliance. The Borrower is not a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.16 Proper Filing of Tax Returns; Payment of Taxes Due. All United States income tax returns and all other tax returns which are required to be filed on behalf of the Borrower have been filed, and all taxes owing by the Borrower and the Guarantors have been paid except such as are being contested in good faith and as to which adequate provisions and disclosures have been made in accordance with GAAP. The respective charges and reserves on the books of the Borrower and the Guarantors with respect to taxes and other governmental charges are adequate.

4.17 Intellectual Property. The Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrower knows of no valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrower.

4.18 Casualties or Taking of Property. Since September 30, 1994, neither the business nor any Property of the Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

4.19 Locations of Borrower. The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth on the signature pages hereof or at such other location as the Borrower may have, by proper written notice hereunder, advised the Agent and the Lenders, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Agent have been filed.

4.20 Subsidiaries. The Borrower has no Subsidiaries except for the Pipeline Subsidiaries, the Pipeline Subsidiaries have no Subsidiaries, and Howell Corporation has no Subsidiaries except those described on Exhibit XI under the heading "Subsidiaries of Howell Corporation."


                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

           So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:

5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Agent or any Lender, make such records available for inspection by the Agent or any Lender and, at the expense of the Borrower, allow the Agent or any Lender to make and take away copies thereof.

5.2 Quarterly Financial Statements; Compliance Certificates. Deliver to the Agent and each Lender, on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Borrower, (a) a copy of the unaudited consolidated and consolidating Financial Statements of the Borrower and Howell Corporation as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by the chief financial officer of the Borrower and Howell Corporation as having been prepared in accordance with GAAP (except for the omission of footnotes and provision for income taxes in the separate financial statements of the Borrower not consolidated with Howell Corporation) consistently applied and as a fair presentation of the condition of the Borrower and Howell Corporation, subject to changes resulting from normal year-end audit adjustments, and (b) a Compliance Certificate, together with a schedule setting forth the calculation of the financial matters set forth in such Compliance Certificate.

5.3 Annual Financial Statements; Compliance Certificates. Deliver to the Agent and each Lender, on or before the 90th day after the close of each fiscal year of the Borrower, (a) a copy of the annual unaudited consolidated and consolidating Financial Statements of the Borrower, certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP (except for the omission of footnotes and provision for income taxes) consistently applied and as a fair presentation of the condition of the Borrower, (b) a copy of the annual audited consolidated and unaudited consolidating Financial Statements of the Guarantor, and (c) a Compliance Certificate, together with a schedule setting forth the calculation of the financial matters set forth in such Compliance Certificate.

5.4 Monthly Reports. Deliver to the Agent and each Lender, on or before the 22nd day after the close of each calendar month, a Receivable Report and a Borrowing Base Report, each as of the last day of the immediately preceding month. Each Receivable Report delivered hereunder shall contain, if requested by the Agent, names and addresses for each account debtor.

5.5 Title Opinions; Title Defects. Within 30 days of request by the Agent following the Agent obtaining knowledge of any event or condition that raises any material question or concern regarding the title of the Borrower or any Pipeline Subsidiary to any Pipeline Property, furnish to the Agent confirmation of title acceptable to the Agent covering such Pipeline Property; and promptly, but in any event within 60 days after notice by the Agent of any defect, material in the opinion of the Agent in value, in the title of the Borrower or any Pipeline Subsidiary to any of its Pipeline Properties, clear such title defects (or cause such Pipeline Subsidiary to do so), and, in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Agent to do so.

5.6 Notices of Certain Events. Deliver to the Agent and each Lender, promptly upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower or the Guarantors with respect to such event or circumstance:

      (a)  any Default or Event of Default;

     (b) any default or event of default under any contractual obligation of the Borrower or any Guarantor, or any litigation, investigation, or proceeding between the Borrower or any Guarantor and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

      (c) any litigation or proceeding involving the Borrower or any Guarantor as a defendant or in which any Property of the Borrower or any Guarantor is subject to a claim and in which the amount involved is $1,000,000 or more and which is not covered by insurance or which affects title to any Collateral or in which injunctive or similar relief is sought;

      (d) the receipt by the Borrower or either Pipeline Subsidiary of any Environmental Complaint or any formal request from any Governmental Authority for information (other than requirements for compliance reports) regarding any Release of Hazardous Substances by the Borrower or either Pipeline Subsidiary or from, affecting, or related to any Property of the Borrower or either Pipeline Subsidiary, the effect of which could reasonably be expected to have a Material Adverse Effect;

      (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority concerning the environmental condition of, or relating to, any Property of the Borrower or any Pipeline Subsidiary following any allegation of a violation of any Requirement of Law, the effect of which could reasonably be expected to have a Material Adverse Effect;

      (f) any Release of Hazardous Substances by the Borrower or either Pipeline Subsidiary or from, affecting, or related to any Property of the Borrower or either Pipeline Subsidiary or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

      (g) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by the PBGC, the Borrower, any Guarantor or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder, the effect of which could reasonably be expected to have a Material Adverse Effect, and the action being taken by the Internal Revenue Service with respect thereto;

     (h) the failure of any Credit Account to be paid within 5 days from the due date expressed in the related invoice; and

     (i) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

5.7 Additional Information. Furnish to the Agent and each Lender, within five days after any material report (other than financial statements) or other material communication is sent by the Borrower or any Guarantor to its stockholders (in their capacity as stockholders) or filed by the Borrower or any Guarantor with the Securities and Exchange Commission or any successor or analogous Governmental Authority or with the Federal Energy Regulatory Commission or the Texas Railroad Commission, copies of such report or communication and, promptly upon the request of the Agent or any Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Agent or any Lender may from time to time request; and notify the Agent not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in (a) its name, (b) the location of its principal place of business or chief executive office, or (c) the location of any Inventory of the Borrower or any Guarantor to a state other than Alabama, Florida, Louisiana, Mississippi, or Texas in an aggregate in excess of $350,000; and upon the request of the Agent, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

5.8 Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, (a) comply, and cause each Pipeline Subsidiary to comply, with all applicable Requirements of Law, including, without limitation, (i) the Natural Gas Policy Act of 1978, as amended, (ii) ERISA, (iii) Environmental Laws, and (iv) all permits, licenses, registrations, approvals, and authorizations (A) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of such Person, (B) required for the performance of the operations of such Person, or (C) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; (b) cause, and cause each Pipeline Subsidiary to cause, all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Borrower or the Pipeline Subsidiaries, while such Persons are acting within the scope of their relationship with the Borrower or the Pipeline Subsidiaries, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower and the Pipeline Subsidiaries to so comply; and (c) take such steps as are necessary to ensure that no Release of Hazardous Substances by any Pipeline Subsidiary or on any Mortgaged Property will occur.

5.9 Payment of Assessments and Charges. Pay, and cause each Pipeline Subsidiary to pay, all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of the Borrower or either Pipeline Subsidiary, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect; and provide evidence satisfactory to the Agent of the payment by Howell Corporation of its obligations to the Department of Energy promptly after the making of each such payment by Howell Corporation.

5.10 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdictions of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same except to the extent the failure to do so would not have a Material Adverse Effect.

5.11 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments and take such action as shall, in the opinion of the Agent, be necessary to fulfill the terms of the Loan Documents and to perfect and maintain the perfection of the Liens on the Collateral.

5.12 Fees and Expenses. (a) Upon request by the Agent, promptly pay all reasonable fees and expenses of the Agent in connection with the preparation, negotiation, syndication, execution, delivery, administration, and enforcement of this Agreement and the other Loan Documents and any amendments, restatements, or supplements thereto, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in the Loan Documents, including, without limitation, attorneys' fees and expenses.

      (b) Within five days of the request by the Agent, pay (to the fullest extent permitted by law) all amounts reasonably expended, advanced, or incurred by or on behalf of the Agent or any Lender (excluding overhead and internal charges of the Agent or any Lender) to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to enforce the rights of the Agent and the Lenders under any of the Loan Documents; and to protect the Properties or business of the Borrower and the Guarantors, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Agent and which amounts shall include, but not be limited to (i) all court costs, (ii) reasonable fees and expenses of legal counsel, auditors, accountants, engineers, and environmental and insurance consultants,
(iii) fees and expenses incurred in connection with the participation by the Agent and the Lenders as members of the creditors' committee in a case commenced under any Insolvency Proceeding, (iv) fees and expenses incurred in connection with lifting the automatic stay prescribed in 362 Title 11 of the United States Code, and (v) fees and expenses incurred in connection with any action pursuant to 1129 Title 11 of the United States Code all reasonably incurred by the Agent and the Lenders in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Default Rate on each such amount from the date of notification that the same was expended, advanced, or incurred by the Agent or such Lender until the date it is repaid to the Agent or such Lender, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

5.13 Operation of Pipeline Properties. Maintain and operate, and cause each Pipeline Subsidiary to maintain and operate, its Pipeline Properties in a prudent and workmanlike manner in accordance with industry standards.

5.14 Maintenance and Inspection of Properties. Maintain, and cause each Pipeline Subsidiary to maintain, all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner unless the failure to do so would not have a Material Adverse Effect; and permit any authorized representative of the Agent or any Lender to visit and inspect, at the expense of the Borrower, any tangible Property of the Borrower or either Pipeline Subsidiary.

5.15 Maintenance of Insurance. Maintain, and cause each Pipeline Subsidiary to maintain, insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Agent and within 60 days of the Closing Date for property damage insurance covering Collateral and business interruption insurance, if any, maintained by the Borrower, naming the Agent as loss payee, and, upon any renewal of any such insurance and at other times upon request by the Agent, furnish to the Agent evidence, satisfactory to the Agent, of the maintenance of such insurance. The Agent shall have the right to collect, and the Borrower hereby assigns to the Agent, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss, or destruction of any of the Collateral. In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption or Collateral exceed $250,000, the Agent may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower the balance, if any, after such application has been made. In the event of any such damage, loss, or destruction for which insurance proceeds are $250,000 or less, provided that no Default or Event of Default has occurred and is continuing, the Agent shall deliver any such proceeds received by it to the Borrower. In the event the Agent receives insurance proceeds not attributable to Collateral or business interruption, the Agent shall deliver any such proceeds to the Borrower.

5.16 Maintenance of Operating Accounts. Maintain its primary operating accounts with Bank One.

5.17 Indemnification. INDEMNIFY AND HOLD THE AGENT AND EACH OF THE LENDERS AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE AGENT OR THE LENDERS UNDER ANY SECURITY INSTRUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND,
AND ALL COSTS AND  EXPENSES  INCURRED  IN CONNECTION  THEREWITH  (INCLUDING,
WITHOUT  LIMITATION,  ATTORNEYS'  FEES   AND
EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (a) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF THE
BORROWER OR EITHER PIPELINE SUBSIDIARY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (b) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF THE BORROWER OR EITHER PIPELINE SUBSIDIARY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER, EITHER PIPELINE SUBSIDIARY, OR ANY
PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER, EITHER PIPELINE SUBSIDIARY, OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY,
(c) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWER OR EITHER PIPELINE SUBSIDIARY, (d) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWER, EITHER PIPELINE SUBSIDIARY, OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR EITHER PIPELINE SUBSIDIARY WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER OR SUCH PIPELINE SUBSIDIARY, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (e) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT, ANY ALLEGATION BY ANY BENEFICIARY OF A LETTER OF CREDIT OF A WRONGFUL DISHONOR BY THE AGENT OF A CLAIM OR DRAFT PRESENTED THEREUNDER, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING IN THIS SECTION ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE FOR THE BENEFIT OF THE
AGENT OR THE LENDERS UNDER ANY SECURITY INSTRUMENT, BUT EXCLUDING ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR ANY LENDER; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

           So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not, and will not permit either of the Pipeline Subsidiaries to:

6.1 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 120 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, (c) with the prior written consent of the Lenders, Subordinated Debt, (d) crude oil, natural gas, or other hydrocarbon swap agreements, in form and substance and with a Person acceptable to the Required Lenders, provided that each commitment issued under any approved crude oil, natural gas, or other hydrocarbons swap agreement must also be approved by the Required Lenders, (e) interest rate swap or other financial hedging agreements, in form and substance and with a Person acceptable to the Required Lenders, or (f) obligations (other than Indebtedness for borrowed money or capitalized leases) secured by Permitted Liens.

6.2 Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees, performance surety or other bonds provided in the ordinary course of business, (b) indemnity obligations of the Borrower or the Pipeline Subsidiaries under or pursuant to the Purchase and Sale Agreement,
(c) indemnity obligations incurred in the ordinary course of business so long as such obligations do not cover the primary obligation of any Affiliate of the Borrower or such Pipeline Subsidiary, (d) trade credit incurred or operating leases entered into in the ordinary course of business, if permitted pursuant to the other terms of this Agreement, (e) Contingent Obligations (other than with respect to Indebtedness for borrowed money or capitalized leases) secured by Permitted Liens, or (f) the Guaranties.

6.3 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Properties, whether now owned or hereafter acquired, or its capital stock; provided, however, the foregoing restrictions shall not apply to Permitted Liens.

6.4 Sales of Assets. Without the prior written consent of the Required Lenders, sell, transfer, or otherwise dispose of, in one or any series of transactions within any 12-month period, assets, whether now owned or hereafter acquired, the aggregate book value of which for the Borrower and the Pipeline Subsidiaries exceeds $1,000,000, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business, (b) the sale of crude oil pursuant to forward sales agreements, or (c) the sale or other disposition of Property destroyed, lost, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower or any Guarantor.

6.5 Loans or Advances. Make or agree to make any loans or advances to any Person; provided, however, the foregoing restrictions shall not apply to
(a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) advances to employees for the payment of expenses in the ordinary course of business, or (c) so long as no Default or Event of Default exists, loans or advances to the Borrower, the Pipeline Subsidiaries, or Howell Corporation.

6.6 Investments. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) the Pipeline Properties, (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year,
(ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody's Investor Service, Inc. or A-2 by Standard & Poor's Corporation and with maturities of no more than one year from the date of acquisition, or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers' acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through the Agent, any Lender, or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $100,000,000, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section, or (d) money-market funds.

6.7 Dividends and Distributions. Declare, pay, or make, whether in cash or other Property, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock at any time that (a) a Default or Event of Default exists or will occur as the result of the payment of such dividend or distribution, or (b) the L/C Exposure exceeds the lesser of the Maximum L/C Commitment Amount or the Borrowing Base then in effect.

6.8 Issuance of Stock; Changes in Corporate Structure. Issue or agree to issue additional shares of capital stock, in one or any series of transactions; enter into any transaction of consolidation, merger, or amalgamation; liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

6.9 Transactions with Affiliates. Directly or indirectly, enter into any material transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person not an Affiliate.

6.10 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than those in which it is engaged as of the date hereof or, with respect to the Pipeline Subsidiaries, as of the date of the acquisition of the Pipeline Properties and terminaling activities.

6.11 Rental or Lease Agreements. Enter into any contract to rent or lease as lessee any Properties, real or personal; provided, however, the foregoing restriction shall not apply to (a) leases in effect as of the Closing Date and renewals and extensions thereof under terms and conditions not materially different from those in effect as of the Closing Date, (b) leases of operating tankage at Webster, Texas, from Exxon Pipeline Company (or its affiliate), the rental or lease payments for which in any calendar or fiscal year do not exceed $237,600, or (c) other operating leases the rental and lease payments under which in any calendar or fiscal year do not exceed $500,000 in the aggregate for all such leases of the Borrower, each Guarantor, and all Subsidiaries of Howell Corporation.

6.12 ERISA Compliance. Permit any Plan maintained by it or any Commonly Controlled Entity to (a) engage in any Prohibited Transaction, the effect of which could reasonably be expected to have a Material Adverse Effect, (b) incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower pursuant to Section 4068 of ERISA; or assume an obligation to contribute to any Multiemployer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multiemployer Plan.

6.13 Tangible Net Worth. Permit Tangible Net Worth to be less than $4,000,000 plus (a) 70% of positive Net Income of the Borrower and the Pipeline Subsidiaries for all fiscal quarters ending subsequent to March 31, 1995, and
(b) 70% of any increase in net worth of the Borrower resulting from the sale or issuance of capital stock after March 31, 1995.

6.14 Cash Flow Coverage. Permit, as of the close of any fiscal quarter, the ratio of (a) Cash Flow of the Borrower and the Pipeline Subsidiaries for such quarter to (b) Debt Service for such quarter to be less than 1.25 to 1.00.

6.15  Futures  Contracts.   Enter  into or  permit  to  exist  any  fixed  price
contracts, the obligations of the Borrower or such Pipeline Subsidiary under which are not covered by hedging agreements; provided, however, the foregoing restriction shall not apply to fixed price contracts under which the maximum aggregate liability of the Borrower and the Pipeline Subsidiaries at any time outstanding does not exceed $2,000,000.


                                   ARTICLE VII

                                EVENTS OF DEFAULT

7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

      (a) default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Notes or in the payment when due of any fee or other sum payable under any Loan Document and, with respect to the payment of interest or fees only, such default shall continue for three days;

      (b) default shall be made by the Borrower or any Guarantor in the due observance or performance of any of their respective obligations under the Loan Documents, and with respect to the observance or performance of obligations of the Borrower pursuant to Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6(d), 5.6(e),
5.6(f),  5.6(g),  5.7,  5.14, 5.15, 6.1(b), or 6.13 and  obligations  of  Howell
Corporation pursuant to Sections 4.1, 4.2(c), 4.2(d), 4.2(e), 4.2(f), 4.2(g), 4.3, 5.12, 5.13, or 5.14 of the Guaranty only, such default shall continue for 30 days after the earlier of notice thereof to the Borrower by the Agent or knowledge thereof by the Borrower or such Guarantor;

     (c) any representation or warranty made by the Borrower or any Guarantor in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Agent or any Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

     (d) default shall be made by the Borrower or any Guarantor (as principal or guarantor or other surety) in the payment of any Indebtedness for borrowed money, capitalized leases, or owing to the Department of Energy, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

      (e) either the Borrower or any Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

      (f) an order, judgment, or decree shall be entered against either the Borrower or any Guarantor by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

     (g) the levy against any significant portion of the Property of the Borrower or any Guarantor, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy;

     (h) a final and non-appealable order, judgment, or decree shall be entered against the Borrower or any Guarantor for money damages and/or Indebtedness due in an amount in excess of $1,000,000, and such order, judgment, or decree shall not be dismissed or stayed or paid within 30 days;

      (i) either the Borrower or any Guarantor shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law,
(iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

     (j) any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens against the Collateral purportedly covered thereby;

      (k) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, the effect of which could reasonably be expected to have a Material Adverse Effect; any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer
Plan shall terminate for purposes of Title IV of ERISA; the Borrower, any Guarantor or any Commonly Controlled Entity shall incur, or in the reasonable opinion of the Agent, be likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this Section 7.1(k) could subject the Borrower, any Guarantor or any Commonly Controlled Entity to any tax (other than an excise tax under Section 4980 of the Code), penalty or other liabilities which taken in the aggregate would have a Material Adverse Effect and any such circumstance shall exist for in excess of 30 days;

      (l) Howell Corporation shall cease to own all of the outstanding capital stock of any class issued by the Borrower or the Borrower shall cease to own all of the outstanding capital stock of any class issued by either Pipeline Subsidiary;

      (m) default shall be made by the Borrower in the payment when due of any purchase price for crude oil payable to the beneficiary of any Letter of Credit; or

     (n) the occurrence of any event or condition which could reasonably be expected to have a Material Adverse Effect and the same shall remain unremedied for in excess of 30 days after notice given by the Agent.

7.2 Remedies. (a) Upon the occurrence of an Event of Default specified in Sections 7.1(e) or 7.1(f), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitments shall immediately cease and terminate unless and until reinstated by the Agent and the Lenders in writing; and (iii) with the oral consent of the Required Lenders (confirmed promptly in writing), the Agent and each Lender are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Agent or such Lender and any and all other indebtedness at any time owing by the Agent or such Lender to or for the credit or account of the Borrower against any and all of the Obligations.

      (b) Upon the occurrence of any Event of Default other than those specified in Sections 7.1(e) or 7.1(f), (i) the Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Agent may and, upon the request of the Required Lenders, shall, declare the Commitments terminated, whereupon the Commitments shall immediately cease and terminate unless and until reinstated by the Agent and the Lenders in writing; and (iii) with the oral consent of the Required Lenders (confirmed promptly in writing), the Agent and each Lender are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Agent or such Lender and any and all other indebtedness at any time owing by the Agent or such Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

     (c) Upon the occurrence of any Event of Default, the Lenders, with the oral consent of the Required Lenders (confirmed promptly in writing) and the Agent, in accordance with the terms hereof, may, in addition to the foregoing in this Section, exercise any or all of their rights and remedies provided by law or pursuant to the Loan Documents.



                                  ARTICLE VIII

                                    THE AGENT

8.1 Appointment. Each Lender hereby designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents. Each Lender authorizes the Agent, as the agent for such Lender, to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Loan
Document or any fiduciary relationship with any Lender; and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on the part of the Agent shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) required to initiate or conduct any litigation or collection proceedings hereunder, except with the concurrence of the Required Lenders and contribution by each Lender of its Term Loan Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith, (b) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for gross negligence or willful misconduct of the Agent or such Person), or (c) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the sufficiency, accuracy, or completeness of any materials provided by the Agent, or the failure of the Agent to provide any materials or disclose any matter to any Lender except as may be expressly required herein, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless and until a written notice of assignment, negotiation, or transfer thereof shall have been received by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and contribution by each Lender of its Term Loan Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders. Such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes. In no event shall the Agent be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable Requirement of Law.

8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, subject to the provisions of Section 7.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In the event that the officer of the Agent primarily responsible for the lending relationship with the Borrower or the officer of any Lender primarily responsible for the lending relationship with the Borrower becomes aware that a Default or Event of Default has occurred and is continuing, the Agent or such Lender, as the case may be, shall use its good faith efforts to inform the other Lenders and/or the Agent, as the case may be, promptly of such occurrence. Notwithstanding the preceding sentence, failure to comply with the preceding sentence shall not result in any liability to the Agent or any Lender.

8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any other Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to such Lender and that no act by the Agent or any other Lender hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent or any Lender to any other Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Collateral and other Properties of the Borrower and has made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Collateral and other Properties of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial and otherwise), or creditworthiness of the Borrower or the value of the Collateral or other Properties of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification. EACH LENDER AGREES TO INDEMNIFY THE AGENT AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), RATABLY ACCORDING TO THE TERM LOAN PERCENTAGE SHARE OF SUCH LENDER, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING, WITHOUT LIMITATION, ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER DOCUMENT CONTEMPLATED OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION TAKEN OR OMITTED BY THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

8.8 Restitution. Should the right of the Agent or any Lender to realize funds with respect to the Obligations be challenged and any application of such funds to the Obligations be reversed, whether by Governmental Authority or otherwise, or should the Borrower otherwise be entitled to a refund or return of funds distributed to the Lenders in connection with the Obligations, the Agent or such Lender, as the case may be, shall promptly notify the Lenders of such fact. Not later than Noon, Central Standard or Daylight Savings Time, as the case may be, of the Business Day following such notice, each Lender shall pay to the Agent an amount equal to the ratable share of such Lender of the funds required to be returned to the Borrower. The ratable share of each Lender shall be determined on the basis of the percentage of the payment all or a portion of which is required to be refunded originally distributed to such Lender, if such percentage can be determined, or, if such percentage cannot be determined, on the basis of the Term Loan Percentage Share of such Lender. The Agent shall forward such funds to the Borrower or to the Lender required to return such funds. If any such amount due to the Agent is made available by any Lender after Noon, Central Standard or Daylight Savings Time, as the case may be, of the Business Day following such notice, such Lender shall pay to the Agent (or the Lender required to return funds to the Borrower, as the case may be) for its own account interest on such amount at a rate equal to the Federal Funds Rate for the period from and including the date on which restitution to the Borrower is made by the Agent (or the Lender required to return funds to the Borrower, as the case may be) to but not including the date on which such Lender failing to timely forward its share of funds required to be returned to the Borrower shall have made its ratable share of such funds available.

8.9 Agent in Its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the agent hereunder. With respect to any Note issued to the Lender serving as the Agent, the Agent shall have the same rights and powers under this Agreement as a Lender and may exercise such rights and powers as though it were not the Agent. The terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

8.10 Successor Agent. The Agent may resign as Agent upon ten days' notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, Lenders for which the Term Loan Percentage Shares aggregate at least 60% shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent. The term "Agent" shall mean such successor agent effective upon its appointment. The rights, powers, and duties of the former Agent as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After the removal or resignation of any Agent hereunder as Agent, the provisions of this Article VIII and Sections 2.2(d), 5.12, and 5.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.11 Applicable Parties. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article. In performing functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as the agent of the Lenders and does not assume, nor shall it be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrower or any legal representative, successor, and assign of the Borrower.

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1 Assignments; Participations. (a) The Borrower may not assign any of its rights or obligations under any Loan Document without the prior consent of the Agent and the Lenders.

      (b) Except pursuant to Section 2.25 and the Related Facilities Agreement, no Lender may assign all or any portion of its rights and obligations under this Agreement. Any assignment of rights and obligations of a Lender under this
Agreement shall be made pursuant to an Assignment Agreement. Any such assignment of rights and obligations of a Lender hereunder shall become effective upon the execution and delivery to the Agent of the Assignment
Agreement and the consent of the Agent. Promptly following receipt of an executed Assignment Agreement, the Agent shall send to the Borrower a copy of such executed Assignment Agreement. Promptly following receipt of such executed Assignment Agreement, the Borrower shall execute and deliver, at its own expense, new Notes to the assignee and, if applicable, the assignor, in accordance with their respective interests, whereupon the prior Notes of the assignor and, if applicable, the assignee, shall be cancelled and returned to the Borrower. Upon the effectiveness of any assignment pursuant to this Section 9.1(b), the assignee will become a "Lender," if not already a "Lender," for all purposes of the Loan Documents, and the assignor shall be relieved of its obligations hereunder to the extent of such assignment. If the assignor no longer holds any rights or obligations under this Agreement, such assignor shall cease to be a "Lender" hereunder, except that its rights under Sections 2.21 and
5.17 shall not be affected. On the last Business Day of each month during which an assignment has become effective pursuant to this Section 9.1(b), the Agent shall prepare a new Exhibit IV giving effect to all such assignments effected during such month and will promptly provide a copy thereof to the Borrower and each Lender.

      (c) Each Lender may transfer, grant, or assign participations in all or any portion of its interests hereunder to its affiliates only pursuant to this
Section 9.1(c), provided that such Lender shall remain a "Lender" for all purposes of this Agreement and the transferee of such participation shall not constitute a "Lender" hereunder. In the case of any such participation, the participant shall not have any rights under any Loan Document, the rights of the participant in respect of such participation to be against the granting Lender as set forth in the agreement with such Lender creating such participation, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

     (d) The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to permitted assignees and participants and, with the consent of the Borrower, to prospective assignees and participants.

      (e) Notwithstanding anything in this Section to the contrary, any Lender may assign and pledge all or any of its Notes or any interest therein to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System
and/or  such  Federal Reserve  Bank.   No  such assignment or pledge shall
release  the  assigning  or pledging Lender from its obligations hereunder.

      (f) Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender or grant of participations therein shall be permitted if such transfer, assignment, or grant would require the Borrower to file a registration statement with the Securities and Exchange Commission or any successor Governmental Authority or qualify the Loans under the "Blue Sky" laws of any state.

9.2 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Notes and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

9.3 Notices. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, two Business Days after deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed to each party at the "Address for Notices" specified below its name on the signature pages hereof or at such other address as shall be designated by such party in a properly given notice.

9.4 Parties in Interest. Subject to the restrictions on changes in corporate structure set forth in Section 6.8 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower, the Agent, or the Lenders shall be binding upon and inure to the benefit of the Borrower, the Agent, or the Lenders, as the case may be, and their respective legal representatives, successors, and permitted assigns.

9.5 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Agent, the Lenders and the Borrower and their successors and permitted assigns. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

9.6 No Waiver; Rights Cumulative. No course of dealing on the part of the Agent or the Lenders or their officers or employees, nor any failure or delay by the Agent or the Lenders with respect to exercising any of their rights under any Loan Document shall operate as a waiver thereof. The rights of the Agent and the Lenders under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of the Loan nor the issuance of a Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, neither the making of the Loan nor the issuance of a Letter of Credit shall have the effect of precluding the Agent or the Lenders from thereafter declaring such inability to be an Event of Default as hereinabove provided.

9.7 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

9.8 Amendments; Waivers. Neither this Agreement nor any of the other Loan Documents nor any terms hereof or thereof may be amended, supplemented, modified, or waived except in writing and in accordance with the provisions of this Section. The Agent and the Borrower may, from time to time with the written consent of the Required Lenders, enter into written amendments, supplements, or modifications to the Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, or waiver shall (a) extend the time of payment of any Obligation, change the rate of interest thereon, extend the Commitment Termination Date or Final Maturity, reduce any fee payable for the account of the Lenders hereunder, release any Collateral, reduce the amount of any Obligation, increase the Maximum L/C Commitment Amount or the Maximum Term Loan Commitment Amount, change the Borrowing Base or any provision applicable to the determination of the Borrowing Base, amend, modify, or waive any provision of this Section or Sections 3.2, 5.12, 5.17, or 8.10, change the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement or the other Loan Documents, in any such case without the written consent of all Lenders, or (b) amend, modify, or waive any provision of Article VIII or the rights or obligations of the Agent (including its rights and obligations as issuer of the Letters of Credit) without the written consent of the Agent. Any such amendment, supplement, modification, or waiver shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, and the Agent and all future holders of the Notes. Notwithstanding the foregoing, the Agent may, provided that no Default or Event of Default exists, release Collateral the value of which, as reasonably determined by the Agent, in any fiscal year of the Borrower does not exceed $1,000,000. In the event of any waiver, the Borrower, the Lenders, and the
Agent shall be restored to their respective former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right with respect thereto.

9.9 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

9.10 GOVERNING LAW. THIS AGREEMENT, THE NOTES, AND THE GUARANTIES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT VERNON'S TEXAS CIVIL STATUTES, ARTICLE 5069, CHAPTER 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY.

9.11 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE AGENT, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL,
STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE AGENT OR ANY LENDER IN ACCORDANCE WITH THIS SECTION.

9.12 WAIVER OF RIGHTS TO JURY TRIAL. THE BORROWER, THE AGENT, AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE AGENT OR ANY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

9.13 ENTIRE AGREEMENT. THIS AGREEMENT AMENDS, RESTATES AND REPLACES THE EXISTING CREDIT AGREEMENT AND CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN OR AMONG THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF, INCLUDING, WITHOUT LIMITATION, THE EXISTING CREDIT AGREEMENT AND THE CORRESPONDENCE DATED FEBRUARY 9, 1995, FROM BANK ONE TO THE
GUARANTOR AND THE TERM SHEET ENCLOSED THEREWITH. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

9.14 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which shall together constitute but one and the same agreement.

           IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                       BORROWER:

                                       HOWELL CRUDE OIL COMPANY


                                       By:  /s/ Mark J. Gorman
                                            ------------------
                                            Mark J. Gorman
                                            President
Address for Notices:

Howell Crude Oil Company
1111 Fannin, Suite 1500
Houston, Texas  77002
Attention: Allyn Skelton
Telecopy:  (713) 658-4007







     (Signatures Continued on Next Page)

                                 AGENT AND LENDER:

                                 BANK ONE, TEXAS, N.A.


                                 By:  /s/ Stephen M. Smith
                                      ---------------------
                                      Stephen M. Smith
                                      Vice President
Address for Notices:

Bank One, Texas, N.A.
910 Travis
Houston, Texas  77002
(or for notice by mail, to:
P.O. Box 2629
Houston, Texas 77252-2629)
Attention: Energy Group
Telecopy:  (713) 751-3544

Applicable Lending Office
for Floating Rate Loans
and LIBO Rate Loans:

910 Travis
Houston, Texas  77002



     (Signatures Continued on Next Page)

                                  LENDER:

                                  BANK OF MONTREAL


                                  By:  /s/ Robert L. Roberts
                                       ---------------------
                                       Robert L. Roberts
                                       Director, U.S. Corporate Banking
Address for Notices:

Bank of Montreal
700 Louisiana, Suite 4400
Houston, Texas 77002
Attention: Robert L. Roberts
Telecopy:  (713) 223-4007

Applicable Lending Office
for Floating Rate Loans and
LIBO Rate Loans:

700 Louisiana, Suite 4400
Houston, Texas 77002


     (Signatures Continued on Next Page)

                                  LENDER:

                                  COMPASS BANK-HOUSTON


                                  By:  /s/ Murray E. Brasseux
                                       ----------------------
                                       Murray E. Brasseux
Address for Notices:                   Executive Vice President

Compass Bank-Houston
24 Greenway Plaza, Suite 1401
Houston, Texas 77046
Attention: Energy Lending
Telecopy:  (713) 968-8222

Applicable Lending Office
for Floating Rate Loans and
LIBO Rate Loans:

24 Greenway Plaza, Suite 1401
Houston, Texas 77046

     (Signatures Continued on Next Page)

                                  LENDER:

                                  DEN NORSKE BANK AS


                                  By:  /s/ Nelvin Farstad
                                       ------------------
                                       Nelvin Farstad
                                       Senior Vice President
Address for Notices:


Den norske Bank AS
Three Allen Center               By:  /s/ Fran Meyers
333 Clay, Suite 4890                  ---------------
Houston, Texas 77002                  Fran Meyers
Attention: William V. Moyer           Vice President
Telecopy:  (713) 757-1167

Applicable Lending Office
for Floating Rate Loans and
LIBO Rate Loans:

600 Fifth Avenue
New York, New York  10020